                                                                    Exhibit 2

                          STOCK PURCHASE AGREEMENT


        THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of May 16, 1995, among FIRST DATA CORPORATION, a Delaware corporation ("FDC"); FDC HEALTH INC., a Nebraska corporation and a wholly owned subsidiary of FDC ("FDC HEALTH"); FIRST DATA HEALTH SYSTEMS CORPORATION, a Delaware corporation and wholly owned subsidiary of FDC Health (the "COMPANY"); HBO & COMPANY, a Delaware corporation ("PARENT"); and HBO & COMPANY OF GEORGIA, a Delaware corporation and wholly owned subsidiary of Parent (the "BUYER").


                             W I T N E S S E T H:


        WHEREAS, FDC is the owner of all the outstanding shares of capital stock of FDC Health, and FDC Health is the owner of all the outstanding shares of capital stock of the Company;

        WHEREAS, the Company and the Subsidiaries (as such term is defined in SECTION 1.1) are collectively engaged in the business of providing health care, patient and financial information systems and services to hospitals, integrated health care delivery systems, medical group practices and medical facilities (the "BUSINESS");

        WHEREAS, FDC desires to sell to Buyer, and Buyer desires to purchase from FDC, through FDC Health, all the capital stock of the Company, all on the terms and subject to the conditions set forth herein;

        WHEREAS, simultaneously with the Closing (as such term is defined in SECTION 1.1), the Company intends to distribute to FDC Health all of the capital stock of ACB Business Services, Inc., a Delaware corporation ("ACB"), and The Shareholder Services Group, Inc., a Massachusetts corporation ("TSSG"), both wholly owned subsidiaries of the Company; and

        WHEREAS, at the Closing, FDC and/or the Company and Parent and/or Buyer shall enter into the FDC Ancillary Agreements and the Buyer Ancillary Agreements, respectively, including (i) the Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT") in the form attached hereto as EXHIBIT 1, (ii) the Human Resources Agreement (the "HUMAN RESOURCES AGREEMENT") in the form attached hereto as EXHIBIT 2, (iii) the Transition Services Agreement (the "TRANSITION SERVICES AGREEMENT") in the form attached hereto as EXHIBIT 3, (iv) the Shareholder Agreement (the "SHAREHOLDER AGREEMENT") in the form attached hereto as EXHIBIT 4;

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(v) the Trademark License Agreement (the "TRADEMARK LICENSE AGREEMENT") in
the form attached hereto as EXHIBIT 5; and (vi) the sublease agreement described in SECTION 9.7.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between FDC, FDC Health and the Company, on the one hand, and Parent and Buyer, on the other hand, as follows:


                                 ARTICLE I

                                DEFINITIONS

        SECTION 1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this SECTION 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement, statute or regulation referred to in this Agreement shall mean such agreement, statute or regulation as amended, supplemented and modified from time to time, but only, in the case of any such agreement, to the extent permitted by the applicable provisions thereof and by this Agreement.

        "ACB" has the meaning specified in the fourth recital of this Agreement.

        "ACQUISITION PROPOSAL" has the meaning specified in SECTION 7.5.

        "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

        "APPRAISAL" has the meaning specified in SECTION 8.3(g)(iii).

        "APPRAISER" has the meaning specified in SECTION 8.3(g)(iii).

        "AVERAGE STOCK PRICE" has the meaning specified in SECTION 3.1.

        "BENEFIT PLANS" has the meaning specified in SECTION 5.9.

        "BUSINESS" has the meaning specified in the second recital to this Agreement.

        "BUSINESS COMBINATION" has the meaning specified in SECTION 3.2.

        "BUYER" has the meaning specified in the first paragraph of this Agreement.

        "BUYER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer or Parent under this Agreement or in connection herewith, including, without limitation, the Registration Rights Agreement, the Human Resources Agreement, the Transition Services Agreement, the Shareholder Agreement and the Trademark License Agreement.

        "BUYER GROUP MEMBER" means Buyer and its Affiliates (including Parent and, after the Closing, the Company and the Subsidiaries), directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

        "BUYER STOCK CONSIDERATION" has the meaning specified in SECTION
3.1(b).

        "CASH CONSIDERATION" has the meaning specified in SECTION 3.1(a).

        "CLAIM NOTICE" has the meaning specified in SECTION 11.3(a).

        "CLOSING" means the closing of the transfer of the Shares from FDC to Buyer in exchange for the Buyer Stock Consideration and the Cash
Consideration.

        "CLOSING DATE" has the meaning specified in SECTION 4.1.

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "COMPANY" has the meaning specified in the first paragraph of this Agreement.

        "COMPANY SOFTWARE" has the meaning specified in SECTION 5.11(g).

        "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement dated August 5, 1994, as amended by Amendment No. 1 to the Confidentiality Agreement dated September 22, 1994, between Buyer and FDC, by a letter dated October 4, 1994, to John S. Zieser, Esq. from Robert W. Smith, Esq., counsel to Parent (which letter constitutes Amendment No. 2 to the Confidentiality Agreement) and by Amendment No. 3 to the Confidentiality Agreement dated as of the date hereof between Parent and FDC.

        "COPYRIGHTS" mean United States and foreign registered copyrights and pending applications to register the same of the Company and the Subsidiaries.

        "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

        "CUSTOMER CONTRACT" has the meaning specified in SECTION 5.14(A).

        "DOL" means the United States Department of Labor.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA AFFILIATE" means, with respect to a Person, any other Person that is required to be aggregated with such Person under Section 414(b), (c),
(m) and/or (o) of ERISA at any time prior to the Closing Date.

        "ERISA PLAN" has the meaning specified in SECTION 5.9.

        "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

        "EXCLUDED TAXES" have the meaning specified in SECTION 8.3(b).

        "EXPENSES" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals); PROVIDED, HOWEVER, that in respect of the indemnification obligations of FDC to the Buyer Group Members under SECTION 11.1(a)(iv), "EXPENSES" means 50% of any and all of the foregoing items incurred by any Buyer Group Member and indemnifiable under SECTION 11.1(a)(iv).

        "FDC" has the meaning specified in the first paragraph of this Agreement.

        "FDC ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by FDC, an Affiliate of FDC, FDC Health or the Company under this Agreement or in connection herewith, including, without limitation, the Registration Rights Agreement, the Human Resources Agreement, the Transition Services Agreement, the Shareholder Agreement, the Trademark License Agreement and the sublease agreement described in SECTION 9.7.

        "FDC GROUP MEMBER" means FDC and its Affiliates, directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

        "FDC HEALTH" has the meaning specified in the first paragraph of this Agreement.

        "FDC NOTICED BREACH" has the meaning specified in the first paragraph of ARTICLE IX.

        "FDC TAX GROUP" means the "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes FDC.

        "FINANCIAL STATEMENT" means the unaudited consolidated balance sheet of the Business as of the Financial Statement Date, and the related statements of income, shareholder's equity and cash flows for the 3 months then ended, included in SCHEDULE 5.5.

        "FINANCIAL STATEMENT DATE" means March 31, 1995.

        "FOREIGN PLANS" has the meaning specified in SECTION 5.9 (o).

        "GAAP" means United States generally accepted accounting principles, consistently applied, in effect at the applicable date, or at the date of the financial statement to which it refers.

        "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

        "GOVERNMENTAL PERMITS" have the meaning specified in SECTION 5.12.

        "HAZARDOUS SUBSTANCE" has the meaning specified in SECTION 5.17.

        "HBO NOTICED BREACH" has the meaning specified in the first paragraph of ARTICLE X.

        "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

        "HUMAN RESOURCES AGREEMENT" has the meaning specified in the fifth recital to this Agreement.

        "IMMIGRATION LAWS" has the meaning specified in SECTION 5.19.

        "INDEMNIFIED PARTY" has the meaning specified in SECTION 11.3(a).

        "INDEMNITOR" has the meaning specified in SECTION 11.3(a).

        "INTELLECTUAL PROPERTY" means Copyrights, Patent Rights, Trademarks and Trade Secrets of the Company and the Subsidiaries.

        "KNOWLEDGE OF COMPANY" means, as to a particular matter, the actual knowledge of the following persons: Larry Ferguson, Edward Bowman, Henry Abelman, Linda Quaranto, Barbara Piatt, Jim Bodenbender, Ivan Boyd, Chuck Miller, Norm Kessling, Eddie Quibell, Robert Levenson and David Bailis.

        "KNOWLEDGE OF FDC" means, as to a particular matter, the actual knowledge of the following persons: Henry Duques, Robert Levenson, Walter Hoff, Larry Hain, David Treinen, David Bailis and John Zieser.

        "KNOWLEDGE OF PARENT" means, as to a particular matter, the actual knowledge of the following persons: Charles W. McCall, James A. Gilbert, Jay
P. Gilbertson and Timothy S. Heyerdahl.

        "LICENSED SOFTWARE" has the meaning specified in SECTION 5.11(f).

        "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges; PROVIDED, HOWEVER, that in respect of the indemnification obligations of FDC to the Buyer Group Members under SECTION 11.1(a)(iv), "LOSSES" means 50% of any and all of the foregoing items incurred by any Buyer Group Member and indemnifiable under SECTION 11.1(a)(iv).

        "MATERIAL ADVERSE EFFECT" means a material adverse effect on or change in any of the business, financial condition, results of operations, assets or liabilities of the Company and the Subsidiaries, in each case taken as a whole.

        "MATERIAL ADVERSE EFFECT ON PARENT AND BUYER" means a material adverse effect on or change in any of the business, financial condition, results of operations, assets or liabilities of Parent and Buyer, in each case taken as a whole.

        "NASDAQ" has the meaning specified in SECTION 3.1.

        "NOTICE OF CONTEST" has the meaning specified in SECTION 11.4(c).

        "NOTICE OF SETTLEMENT" has the meaning specified in SECTION 11.4(c).

        "OWNED SOFTWARE" has the meaning specified in SECTION 5.11(e).

        "PARENT COMMON STOCK" means the Common Stock, par value $.05 per share, of Parent.

        "PARENT PREFERRED STOCK" has the meaning specified in SECTION 6.3.

        "PARENT SEC DOCUMENTS" have the meaning specified in SECTION 6.4.

        "PARENT STOCK OPTIONS" have the meaning specified in SECTION 6.3.

        "PATENT RIGHTS" mean United States and foreign patents, patent applications, continuations, continuations-in-part, divisions or reissues.

        "PENSION PLAN" means an employee pension benefit plan within the meaning of Section 3(2) of ERISA.

        "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

        "PERMITTED ENCUMBRANCES" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property that would not have a Material Adverse Effect.

        "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

        "PHARMACY, SCHEDULING, MEDICAL RECORDS AND RADIOLOGY SOFTWARE PRODUCTS" means (i) the new pharmacy and radiology clinical software promised to the PCS software customers described on SCHEDULE 8.5 at a user group meeting in San Antonio, Texas during the Fall of 1992 by John Gaven, then Chief Operating Officer of the Company, in the formal presentation setting forth the terms and conditions of the offer; (ii) the new pharmacy and radiology clinical software promised to the "The Precision Alternative" software customers described on SCHEDULE 8.5 at a user group meeting in Baltimore, Maryland during the Spring of 1994 by Chuck Miller, Senior Vice President of the Company, in the formal presentation setting forth the terms and conditions of the offer; (iii) the pharmacy and radiology clinical software required in the written contracts with the following customers:
Ball Memorial Hospital located in Muncie, IN; City and County of Denver, Colorado (for its Department of Health and Hospitals) a/k/a Denver General located in Denver, CO; Medical Society Health Systems, Inc. a/k/a/ Roper Hospital located in Charleston, SC; Saint Anthony's, Peninsula Regional Medical Center located in Salisbury, MD; and St. Lukes Hospital located in Chesterfield, MO; and (iv) the medical records and scheduling software required in the written contracts with the following customers: Ball Memorial Hospital,

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Blodgett Memorial Medical Center, Blue Cross Blue Shield of Ohio, Charleston
Area Medical Center, Peninsula Regional Medical Center, Children's Hospital & Medical Center (a/k/a Seattle Children's), Delnor Community Hospital, Denver General Health & Hospitals, Eastern New Mexico Medical Center, Lake Hospital, Liberty Healthcare Systems, Inc., Newcomb Medical Center, Medical Society Health Systems, Inc. (a/k/a Roper Hospital), Providence General Medical Center, St. Anthony's Medical Center, St. Luke's Hospital, Stormont-Vail Regional Medical Center and Western Pennsylvania Hospital.

        "PHARMACY, SCHEDULING, MEDICAL RECORDS AND RADIOLOGY SOFTWARE CONTRACTS" has the meaning specified in SECTION 8.5.

        "PURCHASE PRICE" has the meaning specified in SECTION 3.1.

        "REGISTRATION RIGHTS AGREEMENT" has the meaning specified in the fifth recital to this Agreement.

        "REAL PROPERTY" has the meaning specified in SECTION 5.10.

        "REPORTABLE EVENT" has the meaning specified in Section 4043 of ERISA.

        "REQUIREMENTS OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

        "SEC" has the meaning specified in SECTION 6.2.

        "SECTION 338(h)(10) ELECTION" has the meaning specified in SECTION 8.3(g)(i).

        "SECURITIES ACT" has the meaning specified in SECTION 6.2.

        "SHARES" has the meaning specified in SECTION 2.1.

        "SOFTWARE" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level "proprietary" languages, related documentation and materials, whether in source code, object code or human-readable form.

        "SHAREHOLDER AGREEMENT" has the meaning specified in the fifth recital to this Agreement.

        "STRADDLE PERIOD" means any taxable year or period beginning before and ending after the Closing Date.

        "SUBSIDIARIES" means First Data Health Services Corporation, a Georgia corporation; FDC Physician Services Corporation, a California corporation; First Data Health Systems International, a Delaware corporation; First Data Health Systems (Australia), Pty. Ltd., an Australia corporation; First Data Health Systems (U.K.), Ltd., a United Kingdom corporation; First Data Health Systems (Ireland), Ltd., an Ireland corporation; and First Data Health Systems Training Services Ltd., an Ireland corporation.

        "TANDEM" has the meaning specified in SECTION 8.6.

        "TANDEM MATTER" means the matter between the Company and Tandem described in SCHEDULE 5.13.

        "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.

        "TAX PACKAGE" has the meaning specified in SECTION 8.3(c)(ii).

        "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

        "THIRD-PERSON CLAIM" has the meaning specified in SECTION 11.4(a).

        "TRADEMARKS" means the trademarks, service marks and trade names listed on SCHEDULE 5.11(a).

        "TRADEMARK LICENSE AGREEMENT" has the meaning specified in the fifth recital to this Agreement.

        "TRADE SECRETS" means all ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information of the Company or any of the Subsidiaries that (i) derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who

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can obtain economic value from their disclosure or use, and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

        "TRANSITION SERVICES AGREEMENT" has the meaning specified in the fifth recital to this Agreement.


                                 ARTICLE II

                              PURCHASE AND SALE

        SECTION 2.1. PURCHASE AND SALE OF THE SHARES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date FDC shall cause FDC Health to, and FDC Health shall, sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from FDC Health, all of the issued and outstanding shares of capital stock of the Company (the "SHARES").


                                   ARTICLE III

                                  PURCHASE PRICE

        SECTION 3.1. PURCHASE PRICE. The purchase price for the Shares (the "PURCHASE PRICE") shall be equal to:

        (a) $500,000 in cash and a promissory note in the aggregate principal amount of $100,000, in the form of EXHIBIT 6 (collectively, the "CASH CONSIDERATION"), PLUS,

        (b) the number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Buyer Stock Consideration.

        "BUYER STOCK CONSIDERATION" means the following:

        (i) if the Average Stock Price is not less than $44, 4,000,000 shares of Parent Common Stock; or

        (ii) if the Average Stock Price is less than $44, the number of shares of Parent Common Stock equal to the quotient of (x) $176,000,000 divided by (y) the Average Stock Price; PROVIDED, HOWEVER, that if such quotient is greater than 4,200,000, then the Buyer Stock Consideration shall be equal to 4,200,000 shares of Parent Common Stock;

PROVIDED, HOWEVER, that, in the event the Buyer Stock Consideration is determined pursuant to the proviso to clause (ii) above then FDC shall have the right, by written notice delivered to Parent, to terminate this Agreement pursuant to SECTION 12.1(e); and PROVIDED, FURTHER, that any calculation pursuant to such clause (ii) of the number of shares constituting the Buyer Stock Consideration shall be rounded to the nearest whole number or, if there is no nearest whole number, to the next higher number.

        "AVERAGE STOCK PRICE" means the average of the per share closing prices on the Nasdaq Stock Market's National Market ("NASDAQ") as reported in THE WALL STREET JOURNAL of the Parent Common Stock during the 10 consecutive trading days ending on the second trading day prior to the Closing Date.

        SECTION 3.2. ADJUSTMENT OF AVERAGE STOCK PRICE AND/OR BUYER STOCK CONSIDERATION. In the event of any reclassification, stock split or stock dividend with respect to the Parent Common Stock, any change of the Parent Common Stock into other securities or any other dividend or distribution with respect to the Parent Common Stock, other than normal quarterly dividends as the same may be adjusted from time to time in the ordinary course, or if a record date with respect to any of the foregoing should occur, prior to the Closing Date, appropriate and proportionate adjustments, if any, shall be made to the Average Stock Price and/or the number of shares of Parent Common Stock to be received by FDC Health as the Buyer Stock Consideration. In addition, if between the date of this Agreement and the Closing Date, Parent consolidates with or is merged with or into any other corporation (a "BUSINESS COMBINATION") and the terms thereof provide that the Parent Common Stock will be converted into or exchanged for the securities or assets of any other corporation not controlled by Parent, then provision shall be made as part of the terms of such Business Combination so that FDC Health will be entitled to receive, in lieu of each share of Parent Common Stock issuable to FDC Health as provided herein, the same kind and amount of securities or assets as will be distributable to holders of shares of Parent Common Stock upon consummation of such Business Combination with respect to each such share of Parent Common Stock.


                                ARTICLE IV

                                 CLOSING

        SECTION 4.1. CLOSING DATE. The Closing shall be consummated at 10:00 A.M., local time, on May 31, 1995, and effective as of 11:59 P.M. on such date, or such later date and such other time as may be agreed upon by Buyer and FDC after the conditions set forth in ARTICLES IX and X have been satisfied, at the offices of Jones, Day, Reavis & Pogue, Atlanta, Georgia, or at such other place as shall be agreed upon by Buyer and FDC. The time and date on which the Closing is actually held is referred to herein as the "CLOSING DATE."

        SECTION 4.2. PAYMENT ON THE CLOSING DATE. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE IX, at the Closing (i) Buyer shall pay FDC Health $500,000 by wire transfer of immediately available funds to the bank account or accounts specified by FDC and deliver a duly executed promissory note in the form of EXHIBIT 6 and (ii) Parent shall, on behalf of Buyer, deliver to FDC Health a certificate or certificates for the shares of Parent Common Stock constituting the Buyer Stock Consideration registered in the name of FDC or, at the request of FDC, in the name of one or more of its Affiliates.

        SECTION 4.3. BUYER'S AND PARENT'S ADDITIONAL CLOSING DATE DELIVERIES. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE IX, in addition to the deliveries to be made pursuant to SECTION 4.2, at the Closing Buyer or Parent shall deliver to FDC all of the following:

        (a) copies of Buyer's and Parent's respective Certificates of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

        (b) certificates of good standing of each of Buyer and Parent issued as of a recent date by the Secretary of State of the State of Delaware;

        (c) certificates of the secretary or an assistant secretary of each of Buyer and Parent, dated the Closing Date, in form and substance reasonably satisfactory to FDC, as to (i) the lack of amendments to the Certificate of Incorporation of each respective corporation since the date of the respective certificates specified in clause (a) above;
   (ii) the By-laws of each respective corporation; (iii) the resolutions of the Board of Directors of each respective corporation authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of each respective corporation executing this Agreement and any Buyer Ancillary Agreement to which it is a party;

        (d) opinion of James A. Gilbert, Esq., Vice President and General Counsel of Parent, in customary form to be agreed upon by the parties;

        (e) the certificates contemplated by SECTIONS 10.1 and 10.2, duly executed by duly authorized officers of Buyer and Parent, respectively; and

        (f) the Registration Rights Agreement, the Shareholder Agreement, the

   Transition Services Agreement, the Human Resources Agreement and the Trademark License Agreement, each duly executed by Parent and/or Buyer.

        SECTION 4.4. FDC'S, FDC HEALTH'S AND THE COMPANY'S CLOSING DATE DELIVERIES. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE X, at the Closing FDC, FDC Health or the Company shall deliver to Buyer all of the following:

        (a) copies of FDC's, FDC Health's and the Company's respective Certificates or Articles of Incorporation, as appropriate, certified as of a recent date by the Secretary of State of the State of each corporation's state of incorporation;

        (b) certificates of good standing of each of FDC, FDC
   Health and the Company issued as of a recent date by the Secretary of State of each corporation's state of incorporation;

        (c) certificates of the secretary or an assistant secretary of each of FDC, FDC Health and the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the lack of amendments to the Certificate or Articles of Incorporation of each respective corporation since the date of the respective certificate specified in clause (a) above; (ii) the By-laws of each respective corporation; (iii) the resolutions of the Board of Directors of each respective corporation authorizing the execution and performance of this Agreement, any FDC Ancillary Agreement to which it is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of each respective corporation executing this Agreement and any FDC Ancillary Agreement to which it is a party;

        (d) opinion of David P. Bailis, Esq., General Counsel of FDC, in customary form to be agreed upon by the parties;

        (e) the certificate or certificates representing all the Shares, duly endorsed to Buyer or accompanied by duly executed and witnessed stock powers;

        (f) the certificates contemplated by SECTIONS 9.1 and 9.2, duly executed by duly authorized officers of FDC, FDC Health and the Company, respectively;

        (g) the certificates representing any shares of the Subsidiaries held by officers or directors of such Subsidiaries pursuant to the laws of their respective jurisdictions of incorporation, as indicated in the definition of Subsidiaries set forth in SECTION 1.1 hereof, duly endorsed to individuals designated by Buyer (a list of each such individual to be delivered by Buyer to FDC at least five days prior to the Closing Date) or accompanied by duly executed and witnessed stock powers; and

        (h) the Registration Rights Agreement, the Shareholder Agreement, the Transition Services Agreement, the Human Resources Agreement, the Trademark License Agreement and the sublease agreement described in
   SECTION 9.7, each duly executed by FDC or an Affiliate of FDC.


                               ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF FDC AND THE COMPANY

        As an inducement to Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, FDC, FDC Health and the Company, jointly and severally, represent and warrant to Buyer and Parent and agree as follows:

        SECTION 5.1. ORGANIZATION OF FDC. FDC and FDC Health are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Nebraska, respectively.

        SECTION 5.2. ORGANIZATION OF THE COMPANY AND THE SUBSIDIARIES; CAPITAL STRUCTURE OF THE COMPANY; POWER AND AUTHORITY. (a) Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation (such jurisdictions for the purposes of the Subsidiaries being those listed in SECTION 1.1 in the definition of "Subsidiaries"). Each of the Company and the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Each of the Company and the Subsidiaries has the corporate power and corporate authority to own or lease and operate its assets and to carry on the Business in the manner in which it was conducted immediately prior to the date of this Agreement.

        (b) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 10 shares are issued and outstanding. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company. All the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and are owned by FDC Health free from all Encumbrances.

        SECTION 5.3.  SUBSIDIARIES AND INVESTMENTS. Except as identified on
SCHEDULE 5.3, the Company does not, directly or indirectly, own, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business.

        SECTION 5.4. AUTHORITY; CONFLICTS. (a) Each of FDC, FDC Health and the Company has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the FDC Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the FDC Ancillary Agreements by FDC, FDC Health and the Company, to the extent either corporation is a party to any such agreement, have been duly authorized and approved by FDC's, FDC Health's and the Company's respective boards of directors and, except for the approval of the sole shareholder of FDC Health, do not require any further authorization or consent of FDC, its stockholders, FDC Health or the Company. This Agreement has been duly authorized, executed and delivered by FDC, FDC Health and the Company and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and Parent) is the legal, valid and binding obligation of FDC, FDC Health and the Company enforceable in accordance with its terms, and each of the FDC Ancillary Agreements has been duly authorized by FDC, FDC Health and the Company to the extent such corporation is a party thereto, and upon execution and delivery by FDC, FDC Health and the Company, to the extent such corporation is a party thereto, will be (assuming the valid authorization, execution and delivery by Buyer and Parent, where Buyer or Parent is a party, and any other party or parties thereto) a legal, valid and binding obligation of FDC, FDC Health and the Company enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equitable principles.

        (b) Except as set forth in SCHEDULE 5.4, none of the execution and delivery of this Agreement or any of the FDC Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

        (i) conflict with, result in a breach of the terms,conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Shares or any of the assets of the Company or any Subsidiary, under (1) the Restated Certificate of Incorporation or By-laws of FDC; (2) the Articles of Incorporation or By-laws of FDC Health; (3) the Certificate of Incorporation or By-laws of the Company; (4) any note, instrument, mortgage, contract, agreement, commitment,lease, license, franchise or financial obligation to which FDC, FDC Health, the Company or any of the Subsidiaries is a party or by which FDC, FDC Health, the Company or any of the Subsidiaries is bound, the breach or default of which would have a Material Adverse Effect; (5) the Certificate of Incorporation, charter or equivalent organizational document or By-laws or equivalent document of any of the Subsidiaries; or (6) any Court Order to which FDC, FDC Health, the Company or any of the Subsidiaries is a party or by which FDC, FDC Health, the Company or any of the Subsidiaries is bound; or

        (ii) require the approval, consent, authorization or act of, or the making by FDC, FDC Health, the Company or any of the Subsidiaries of any declaration, filing or registration with, any Person, except (A) in connection, or in compliance, with the provisions of the HSR Act and (B) for such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not have a Material Adverse Effect or otherwise prevent the consummation of any of the transactions contemplated hereby.

        SECTION 5.5. FINANCIAL STATEMENTS. SCHEDULE 5.5 contains (i) the audited consolidated balance sheets of the Business as of December 31, 1994, 1993 and 1992, respectively, and the audited consolidated statements of income, shareholder's equity and cash flows of the Business for the years ended December 31, 1994, 1993 and 1992, respectively, and (ii) the unaudited consolidated balance sheet of the Business as of the Financial Statement Date and the related statements of income, shareholder's equity and cash flows for the 3 months then ended. Except as set forth therein, such balance sheets and related statements of income, shareholder's equity and cash flows have been prepared in conformity with GAAP consistently applied (except that the Financial Statement does not contain footnotes; PROVIDED that if such Financial Statement included footnotes in accordance with GAAP such footnotes would not disclose any liabilities required to be reflected therein by GAAP not otherwise reflected therein, reflected in the footnotes to the financial statements described in clause (i) above or as disclosed on SCHEDULE 5.7). Such balance sheets and related statements of income, shareholder's equity and cash flows present fairly in accordance with GAAP the financial position and results of operations of the Business, as of their respective dates and for the respective periods covered thereby.

        SECTION 5.6. OPERATIONS SINCE FINANCIAL STATEMENT DATE. Except as set forth in SCHEDULE 5.6, and except for any change resulting from general economic, financial, industry-wide or market conditions or circumstances generally affecting the Business, since the Financial Statement Date, the Business has been conducted only in the ordinary course and there have been no changes in the assets, results of operating or financial condition of the Business that have had or are reasonably expected to have a Material Adverse Effect. Solely for purposes of illustrating the contents of the foregoing sentence, since the Financial Statement Date, except as would not have a Material Adverse Effect, neither the Company nor any of the Subsidiaries has, except as disclosed on SCHEDULE
5.6 attached hereto:

        (a) transferred, assigned, conveyed or liquidated into current assets any of its assets with a current book value in excess of $100,000;

        (b) suffered, permitted or incurred the imposition of any Encumbrance, other than Permitted Encumbrances;

        (c) committed, suffered, permitted or incurred any default in connection with borrowed money;

        (d) to the Knowledge of the Company, made or agreed to any adverse change in the terms of any contract or instrument to which it is a party;

        (e) except in the ordinary course of the Business, waived, cancelled, sold or otherwise disposed of, for less than the face amount thereof, any claim or right that it has against others;

        (f) except in the ordinary course of the Business, paid, agreed to pay or incurred any obligation for any payment for, any contribution or other amount to, or with respect to, any employee benefit plan, or paid any bonus to, or granted any increase in the compensation of, its directors, officers, agents or employees, or made any increase in the pension, retirement or other benefits of its directors, officers, agents or other employees;

        (g) collected accounts receivable other than in the ordinary course of the Business consistent with past practice;

        (h) received any notices, or had reason to believe, that any supplier has taken or contemplates any steps that could disrupt the business relationship of the Company or such Subsidiary with said supplier or could result in the diminution in the value of the Company and the Subsidiaries as a going concern;

        (i) paid, agreed to pay or incurred any obligation for any payment of any indebtedness except current liabilities incurred in the ordinary course of the Business and except for payments as they become due pursuant to governing agreements as such agreements on the date hereof; or

        (j) delayed or postponed the payment of any liabilities, whether current or long-term, or failed to pay in the ordinary course of the Business any liability on a timely basis consistent with prior practice.

        SECTION 5.7.  NO UNDISCLOSED LIABILITIES. Except as set forth in
SCHEDULE 5.7 or reflected on the Financial Statement, as of the Financial Statement Date, the Company and the Subsidiaries were not subject to any liability, whether absolute, contingent, accrued or otherwise that would be required to be included on a balance sheet prepared in accordance with GAAP and that would have a Material Adverse Effect. Since the Financial Statement Date, except as set forth in SCHEDULE 5.7, the Company and the Subsidiaries have not incurred any liability, whether absolute, contingent, accrued or otherwise, except for liabilities incurred in the ordinary course of the Business that have not and would not have a Material Adverse Effect.

        SECTION 5.8. TAXES. (a) COMPANY AND SUBSIDIARIES. Except as set forth on SCHEDULE 5.8(a), (i) the Company and the Subsidiaries have, as of the date hereof, and will prior to the Closing Date have, timely filed all Tax Returns required to have been filed on or before such dates, except such Tax Returns which the failure to file would not have a Material Adverse Effect; (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i), including without limitation all withholding or other payroll-related taxes shown on such returns, have been or will be timely paid or deposited and all required estimated taxes have been or will be timely paid or deposited; (iii) none of the Company or the Subsidiaries has waived in writing any statute of limitations in respect of Taxes of the Company or the Subsidiaries or agreed in writing to an extension of time with respect to an assessment of taxes or deficiency; (iv) the Tax Returns referred to in clause (i) relating to federal and state income Taxes that have been filed as of the date hereof have been examined by the appropriate Governmental Body or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) no issues that have been raised or threatened in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full.

        (b) FDC TAX GROUP. The Company and each of the U.S. Subsidiaries are members of the FDC Tax Group that join in the filing of a consolidated federal income tax return with FDC as the common parent. Except as set forth on SCHEDULE 5.8(b), neither the Company nor any of the Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return other than the FDC Tax Group. Except as set forth in SCHEDULE 5.8(b),
(i) the FDC Tax Group has, as of the date hereof, and will prior to the Closing Date have, timely filed, for any period during which the Company or any of the Subsidiaries was a member of such group, all federal income Tax Returns required to have been filed on or before such dates, except such Tax Returns which the failure to file would not have a Material Adverse Effect;
(ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been or will be timely paid or deposited and all required Taxes have been or will be timely paid or deposited; and (iii) the FDC Tax Group has not waived in writing any statute of limitations in respect of any material federal income Taxes or agreed in writing to an extension of time with respect to any material assessment of federal income Taxes or deficiency for any period during which the Company or any of the Subsidiaries was a member of the group.

        (c) Notwithstanding anything to the contrary in this Agreement, nothing in this SECTION 5.8 shall cause FDC and FDC Health to be liable for any Taxes for which FDC is not expressly liable pursuant to SECTION 8.3 (relating to Tax matters).

        SECTION 5.9. EMPLOYEE BENEFITS. (a) SCHEDULE 5.9 lists any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan; any medical, vision, dental or other health plan; any life insurance plan or any other employee benefit plan or fringe benefit plan; any other material commitment, payroll practice or method of contribution or compensation (whether arrived at through collective bargaining or otherwise), whether formal or informal, whether funded or unfunded, and whether legally binding or not; including, without limitation, any "employee benefit plan" as that term is defined in Section 3(3) of ERISA; that is currently or previously adopted, maintained, sponsored in whole or in part, or contributed to by the Company, any of the Subsidiaries or any ERISA Affiliate of the Company or any of the Subsidiaries, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee or retiree, any dependent, spouse or other family member or beneficiary of such employee or retiree, or any director, independent contractor, stockholder, officer or consultant of the Company or any of the Subsidiaries, or under (or in connection with) which the Company or any of the Subsidiaries has any contingent or noncontingent liability of any kind, whether or not probable of assertion (collectively, the "BENEFIT PLANS"). Any of the Benefit Plans that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is referred to herein as an "ERISA PLAN."

        (b) SCHEDULE 5.9 also lists, with respect to all Benefit Plans: (i) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, financial contributions, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, and all amendments (if any) thereto; (ii) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS; and
(iii) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Benefit Plans. Contemporaneous with the delivery of the Schedules to this Agreement, the Company has delivered a true and complete copy of each Benefit Plan and each agreement, IRS letter or ruling, opinion, financial statement and summary plan description described in this SECTION 5.9, together with the annual report (Form 5500 Series) for the two most recent plan years for any Benefit Plan subject to such reporting requirements.

        (c) All the ERISA Plans and any related trusts comply with and have been maintained, operated and administered in accordance with their written terms and in substantial compliance with the provisions of ERISA, all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws, all applicable reporting and disclosure requirements, and all other applicable laws, rules and regulations and collective bargaining agreements, and none of the Company, any of the Subsidiaries or any ERISA Affiliate of the Company or any of the Subsidiaries has received any notice from any governmental agency or instrumentality questioning or challenging such compliance. Any noncompliance or failure properly to maintain, operate or administer an ERISA Plan or related trust has not rendered and will not render (i) such ERISA Plan or related trust or the Company or any of the Subsidiaries subject to or liable for any material taxes, penalties, or liabilities to any Person; (ii) such ERISA Plan subject to disqualification; or (iii) the trust subject to loss of tax-exempt status.

        (d) No Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

        (e) None of the Company, any of the Subsidiaries or any ERISA Affiliate of the Company or any of the Subsidiaries or any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject the Company or any of the Subsidiaries to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No material oral or written representation or communication with respect to any aspect of the Benefit Plans has been or will be made to employees of the Company or any of the Subsidiaries prior to the Closing Date that is not in accordance with the written or otherwise preexisting terms and provisions of such Benefit Plans in effect immediately prior to the Closing Date, except for any amendments or terminations required by the terms of this Agreement or otherwise required by law or a governmental agency. Except as set forth in SCHEDULE 5.9, there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans (other than routine undisputed claims for benefits under the health care plans), and no action, legal or otherwise, has been commenced with respect to any claim (including claims for benefits under health care plans).

        (f) As of the Financial Statement Date, neither the Company nor any of the Subsidiaries had any current or future liability with respect to any services performed or any events or matters occurring, arising or accruing on or prior to such date under any Benefit Plan that was not reflected in the Financial Statement.

        (g) None of the Company or any of the Subsidiaries maintains any Benefit Plan providing deferred or stock-based compensation that is not reflected in the Financial Statement.

        (h) None of the Company, any of the Subsidiaries or any ERISA Affiliate of the Company or any of Subsidiaries has maintained, and none now maintains, a Benefit Plan providing welfare benefits (as defined in ERISA
Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title 6 of ERISA and Code
Section 4980B.

        (i) Except as set forth on SCHEDULE 5.9, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee (or spouse, dependent or other family member of such employee) of the Company or any of the Subsidiaries to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company or any of the Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

        (j) Except as set forth on SCHEDULE 5.9, the Internal Revenue Service has issued a favorable determination letter with respect to each Pension Plan. The Company is not aware of any facts that would adversely affect the qualified status of any Pension Plan that is intended to so qualify.

        (k) No non-exempt "prohibited transaction" (within the meaning of Code Section 4975(c)) involving any Benefit Plan has occurred that would have a Material Adverse Effect. None of the assets of any ERISA Plan is an "employer security" (within the meaning of ERISA Section 407(d)(1)) or "employer real property" (within the meaning of ERISA Section 407(d)(2)).

        (l) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Pension Plan, and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Pension Plan or accrued, in each case in accordance with the past custom and practice of the Company, any of the Subsidiaries and ERISA Affiliates of the Company.

        (m) No Pension Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Pension Plan has been instituted or threatened.

        (n) None of the Company, any of the Subsidiaries or any ERISA Affiliate of the Company or any of the Subsidiaries has incurred, or will incur, any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any Pension Plan on or prior to the Closing Date.

        (o) The Benefit Plans which are maintained outside the jurisdiction of the United States, including any such plans required to be maintained or contributed to by the law of the relevant jurisdiction (the "FOREIGN PLANS"), will be listed on SCHEDULE 5.9 and delivered to Parent within 10 days following the date hereof, a true and complete copy of each of which will be furnished to Buyer within 10 days following the date hereof.

        (1) Each of the Foreign Plans is in compliance in all material respects with the provisions of the laws of each jurisdiction in which any of the Foreign Plans are maintained, to the extent those laws are applicable to the Foreign Plans.

        (2) All contributions to, and payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made. All such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing that are not yet, but will be, required to be made, are reflected as an accrued liability on the Financial Statement, or as may be disclosed to Parent within 10 days following the date hereof in SCHEDULE 5.9.

        (3) All material reports, returns and similar documents with respect to any Foreign Plan required to be filed with any Governmental Body or distributed to any Foreign Plan participant have been duly and timely filed or distributed and all of the Foreign Plans have obtained from the Governmental Body having jurisdiction with respect to such plans any required determinations that such Foreign Plans are in compliance with the laws of the relevant jurisdiction.

        (4) Each of the Foreign Plans has been administered at all times, and in all material respects, in accordance with its terms. There are no pending investigations by any Governmental Body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan which could have a Material Adverse Effect.

        (5) The fair market value of the assets of each of the Foreign Plans which are funded are at least equal to the liabilities of such Foreign Plans, and the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Foreign Plan.

        (6) SCHEDULE 5.9 shall be delivered to Parent within 10 days following the date hereof separately identifying each Foreign Plan which is a defined benefit pension plan and which is maintained by one of the Subsidiaries as the sponsor of such plan and which is not reflected as a liability on the Financial Statement.

        (p) The participant and beneficiary records maintained for transferred employees with respect to the Benefit Plans are in the custody of the Person(s) identified on SCHEDULE 5.9, which will be delivered to Parent within 10 days following the date hereof. All such records accurately state the employment, salary and benefits history of each participant and beneficiary under such Benefit Plan.

        (q) Any insurance premium with respect to any Benefit Plan and any premium imposed on the Company or any of the Subsidiaries that is required or payable through the Closing Date will have been paid on or before the Closing Date, and there will be no liability of the Buyer, the Company or any of the Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability arising out of events occurring prior to the Closing Date.

        SECTION 5.10. OWNERSHIP OF ASSETS AND LEASES. Neither the Company nor any Subsidiary owns any real property ("REAL PROPERTY"). SCHEDULE 5.10(a) lists all agreements pursuant to which the Company or any of the Subsidiaries leases Real Property. SCHEDULE 5.10(b) attached hereto is a list of items of personal property owned by the Company or any of the Subsidiaries, such list being maintained by the Company in the ordinary course of the Business as of the date indicated thereon and excluding items included in any of the Schedules to SECTION 5.11. SCHEDULE 5.10(c) attached hereto is a complete and correct list of all material items of personal property leased by the Company or any of the Subsidiaries pursuant to agreements that provide for annual rental payments of $50,000 or more, other than items identified in any of the Schedules to SECTION 5.11. The Company and the Subsidiaries have title to all of the property and assets listed and described in SCHEDULES 5.10(a) and 5.10(b) in each case free and clear of any Encumbrances, except for Permitted Encumbrances. All buildings and material items of machinery and equipment owned or leased by the Company or any Subsidiary, as applicable, are in good operating condition and reasonable state of repair, subject only to ordinary wear and tear, except for such conditions and states of repair that would not have a Material Adverse Effect. Except as provided on SCHEDULE 5.10(d) and except as would not have a Material Adverse Effect, the inventories of the Company and the Subsidiaries consist only of items of supplies and computer-related equipment of a quality and quantity usable in the normal course of the Business.
Except as set forth in SCHEDULE 5.15(1)(d), all of the accounts receivable of the Company and the Subsidiaries as of the Closing Date will be BONA FIDE, will reflect actual transactions and will have arisen in the ordinary course of the Business. Except as listed on SCHEDULE 5.10(e) and any of the Schedules to SECTION 5.11, and except pursuant to this Agreement, neither the Company nor any of the

Subsidiaries is a party to any contract or obligation (other than contracts or obligations entered in the ordinary course of the Business) whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in any material items of the assets, properties or operations that are owned by the Company or any of the Subsidiaries or that are used in connection with the Business, other than any such rights that, if exercised, would not have a Material Adverse Effect.

        SECTION 5.11. INTELLECTUAL PROPERTY; COMPUTER SOFTWARE. (a) SCHEDULE 5.11(a) contains a list of (i) all Copyrights and Patent Rights owned by the Company or the Subsidiaries together with all registrations and applications for registration of the foregoing, if any, and trademarks, both registered or with respect to which applications for registration have been filed, applicable to or used in the Business and owned by the Company and the Subsidiaries, and trademarks that are unregistered and are material to the Business ("TRADEMARKS") owned by the Company or the Subsidiaries; (ii) the owner of such Intellectual Property and any registration thereof; and (iii) a complete list of all licenses granted by or to the Company with respect to any of the above, except for licenses granted pursuant to Customer Contracts, licenses granted to Software developers and marketing rights granted to third parties by the Company or the Subsidiaries or granted by third parties to the Company or the Subsidiaries.

        (b) Except as disclosed in SCHEDULE 5.11(b) and SCHEDULE 8.2, the Company and the Subsidiaries own the entire right, title and interest in and to the Intellectual Property owned by the Company or the Subsidiaries, free and clear of any Encumbrance, except for Permitted Encumbrances, except for licenses granted pursuant to Customer Contracts, licenses granted to Software developers and marketing rights granted to third parties by the Company or the Subsidiaries or granted by third parties to the Company or the Subsidiaries.

        (c) Except as disclosed in SCHEDULE 5.11(c), (i) all registrations for Copyrights and Trademarks identified in SCHEDULE 5.11(a) are valid and in force; (ii) all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (iii) the Company and the Subsidiaries have the right to bring actions for infringement or unauthorized use of the Copyrights, Trademarks and Trade Secrets owned by the Company or the Subsidiaries; and (iv) no action has been brought in which the validity of the Patent Rights was successfully challenged.

        (d) Except as disclosed in SCHEDULE 5.11(d), neither the Company nor any Subsidiary is currently in receipt of any written notice of any violation of, and neither the Company nor any Subsidiary is violating, the rights of others in any copyrights, patents, trademarks, service marks, trade names, trade secrets, know-how or other intellectual property, except such violations that would not have a Material Adverse Effect. Except as set forth on Schedule 5.11(d), the Company and the Subsidiaries have obtained a valid license or have otherwise obtained the right to utilize all Intellectual Property used in the Business and not owned by the Company or the Subsidiaries, except for those that would not have a Material Adverse Effect.

        (e) SCHEDULE 5.11(e) contains a complete and accurate list of substantially all (but all material) currently marketed computer Software owned by the Company or any of the Subsidiaries. Software used by the Company or any Subsidiary or subject to an agreement or license whereby the right to use has been granted by the Company or a Subsidiary to a third party, inclusive of the Software described on SCHEDULE 5.11(e), but excluding Licensed Software, commercially available over-the-counter "shrink-wrap" Software, and Software of third parties marketed by the Company or any Subsidiary pursuant to marketing agreements, is herein referred to as the "OWNED SOFTWARE." Except as set forth on SCHEDULE 5.11(e) and except for such claims that would not have a Material Adverse Effect, the Company or one of the Subsidiaries has title to the Owned Software, free and clear of all claims with respect to title or ownership, including such claims of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer Software. No source code in respect of the Owned Software has been published or disclosed by the Company or any of the Subsidiaries or, to the Knowledge of the Company, by any other party, to any other parties, except as set forth in SCHEDULE 5.11(e), and except pursuant to contracts requiring such other parties to keep the source code in respect of the Owned Software confidential. To the Knowledge of the Company, no such other party has breached any such obligation of confidentiality, except such breaches that would not have a Material Adverse Effect.

        (f) SCHEDULE 5.11(f)(1) contains a complete and accurate summary description of substantially all (but all material) currently marketed Software (other than commercially available over-the-counter "shrink-wrap" Software) under which the Company or one or more of the Subsidiaries is a licensee, lessee or otherwise has obtained the right of use. Software used by the Company or any Subsidiary or subject to an agreement or license whereby the right to use has been granted by the Company or a Subsidiary to a third party, inclusive of the Software described on SCHEDULE 5.11(f)(1), but excluding Owned Software, commercially available over-the-counter "shrink-wrap" Software, Software used by First Data Technologies, Inc. in providing services of the nature provided pursuant to the Transition Services Agreement and Software of third parties marketed by the Company or any Subsidiary pursuant to marketing agreements, is herein referred to as the "LICENSED SOFTWARE." SCHEDULE 5.11(f)(2) contains a complete and accurate list of substantially all (but all material) licenses and similar agreements pursuant to which the Company or any Subsidiary has obtained or been granted the right to sublicense Licensed Software, except for such licenses or such similar agreements that have expired or terminated, which expirations or terminations would not have a Material Adverse Effect. Each of the agreements described on SCHEDULE 5.11(f)(2) sets forth the rights of the Company or any Subsidiary, to the extent it is a party thereto, to sublicense the Licensed Software referenced thereby, and the Company or a Subsidiary, as the case may be, is in compliance with the terms of such agreement, except where the failure to comply would not have a Material Adverse Effect. No source code in respect of the Licensed Software has been published or disclosed by the Company or any of the Subsidiaries or, to the Knowledge of the Company, by any other party, to any other parties, except, in the case of Licensed Software that the Company or a Subsidiary leases or markets to others, in accordance with and as permitted by a license, lease or similar agreement relating to the source code in respect of the Licensed Software, except pursuant to contracts requiring such other parties to keep the source code in respect of the Licensed Software confidential or except that would not have a Material Adverse Effect. To the Knowledge of the Company, no party to whom the Company or any Subsidiary has disclosed Licensed Software has breached such obligation of confidentiality, except such breaches that would not have a Material Adverse Effect.

        (g) The Owned Software and Licensed Software and commercially available over-the-counter "shrink-wrap" Software constitute all Software used in the business of the Company and the Subsidiaries (except the Software used by First Data Technologies, Inc. in providing services of the nature provided pursuant to the Transition Services Agreement) (collectively, the "COMPANY SOFTWARE"). Except as specified in SCHEDULE 5.11(g), and except for licenses granted pursuant to Customer Contracts, licenses granted to Software developers and marketing rights granted to third parties by the Company or the Subsidiaries or granted by third parties to the Company or the Subsidiaries, neither the Company nor any of the Subsidiaries has granted any licenses, leases or other rights or has any obligation to do so with respect to the Company Software. All contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed, within the last three years, computer programming services for the Company or any of the Subsidiaries has executed a confidentiality agreement in favor of the Company or such Subsidiary, except for such failures to execute that would not cause a Material Adverse Effect. Except as disclosed on SCHEDULE 5.11(g), neither the Company nor any Subsidiary is infringing any intellectual property rights of any person or entity with respect to the Company Software, except for such infringements that would not have a Material Adverse Effect. To the Knowledge of the Company, no Person is infringing any intellectual property rights of the Company or any Subsidiary with respect to the Company Software, which infringement by such other Person would have a Material Adverse Effect.

        (h) Except for commercially available "shrink-wrap" Software and Software listed on SCHEDULE 5.11(f)(1) and SCHEDULE 5.11(f)(2), SCHEDULE 5.11(h)(i) contains a complete and accurate summary description of substantially all (but all material) agreements pursuant to which the Company and the Subsidiaries have been granted rights to market Software owned by third parties. To the Knowledge of the Company, SCHEDULE 5.11(h)(ii) contains a complete and accurate summary description of substantially all (but all material) agreements pursuant to which the Company and the Subsidiaries have granted marketing rights in the Company Software to third parties.

        (i) Except as disclosed on SCHEDULE 5.11(i), and except for Patents and Trademarks, to the Knowledge of the Company, neither the Company nor any of the Subsidiaries has taken or failed to take any action under the law of any applicable foreign jurisdiction in which the Company or such Subsidiary has marketed or licensed Company Software that would restrict or limit the ability of the Company or such Subsidiary to protect, or prevent it from protecting, its ownership interests in, confidentiality rights of, and rights to market, license, modify or enhance the Company Software in such jurisdiction, except where such action can be cured without a Material Adverse Effect.

        SECTION 5.12. LICENSES AND PERMITS; COMPLIANCE WITH LAW. Except as listed on SCHEDULE 5.12, the Company and the Subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of the Business and the use of their respective assets ("GOVERNMENTAL PERMITS"), except where the failure to obtain the same would not have a Material Adverse Effect. Except as noted in SCHEDULE 5.12, the Company and the Subsidiaries are currently conducting the Business so as to comply with all applicable Requirements of Law the violation of which would have a Material Adverse Effect. Further, neither the Company nor any of the Subsidiaries is currently charged with, and has not received written notice that it is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule or regulation, or is currently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over the Business or its properties or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any license, certificate, permit, franchise or right held by the Company or any of the Subsidiaries that would have a Material Adverse Effect.

        SECTION 5.13.  LITIGATION; DECREES. Except as set forth in SCHEDULE
5.13:

        (a) there are no orders, decrees, judgments, investigations, inquiries or proceedings by any Governmental Body and no lawsuits, claims or actions, either pending or, to the Knowledge of the Company, threatened against, or affecting, the Business, the Company or any of the Subsidiaries, and none of the same listed on SCHEDULE 5.13, if pursued and/or resulting in a judgment, would have a Material Adverse Effect or impair the rights of any party hereto to consummate the transactions contemplated hereby; and

        (b) there are no orders, decrees, judgments, investigations, inquiries or proceedings by any Governmental Body and no lawsuits, claims or actions, either pending or, to the Knowledge of the Company, threatened, that question the legality or propriety of the transactions contemplated by this Agreement or any of the FDC Ancillary Agreements.

        SECTION 5.14.  CONTRACTS, AGREEMENTS AND INSTRUMENTS GENERALLY.
SCHEDULE 5.14 hereto consists of a true and complete list of all oral or written contracts, agreements, commitments and other instruments to which the Company or any of the Subsidiaries is a party that: (a) involve a receipt or an expenditure by the Company or such Subsidiary or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Company or such Subsidiary, which in each case relates to such contract, agreement, commitment or instrument that either (i) requires payments in excess of $175,000 per year in the current, or any future year, or (ii) in excess of $500,000 after the date hereof (in each case during the current term, assuming no renewal thereof, other than renewals by the other parties thereto that do not require the concurrence of the Company or such Subsidiary); or (b) involves an obligation for the performance of services or delivery of goods by the Company or such Subsidiary that cannot, or in reasonable probability will not, be performed within 60 days of the date hereof. SCHEDULE 5.14 also identifies (by title, date and parties) with respect to the Company or any Subsidiary:

        (A) any contracts, agreements, commitments or other instruments in effect with any customer of the Company or any of the Subsidiaries, including without limitation any consulting services agreements, Software license agreements or other licenses, purchase commitments or installation agreements with payments in excess of $100,000 remaining after the date hereof (each hereinafter referred to as a "CUSTOMER CONTRACT" and identified as such on
SCHEDULE 5.14);

        (B) any note receivable in excess of $10,000;

        (C) any contract or commitment (except marketing agreements in respect of Company Software) providing for payments based in any manner upon the sales, purchases, receipts, income or profits of the Company or any Subsidiary;

        (D) any franchise agreement, marketing agreement or royalty agreement (except marketing agreements in respect of Company Software);

        (E) any contract, agreement, understanding or arrangement restricting the Company or any Subsidiary from carrying on the Business anywhere in the world; and

        (F) any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed directly, or indirectly, by way of purchase-money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise by the Company or any Subsidiary, providing for payments in excess of $20,000 per month.

        All contracts, licenses, leases and agreements referenced in the SCHEDULEs to SECTIONs 5.10, 5.11 and 5.14 are valid and binding upon the Company or a Subsidiary and, to the Knowledge of the Company, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, except as enforceability may be affected by public policy principles under applicable law and by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and general principles of equity relating to the availability of equitable remedies, except where the failure to be binding and enforceable would not have a Material Adverse Effect. Except as set forth on SCHEDULE 5.14, none of the Company, the Subsidiaries and, to the Knowledge of the Company, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof, which breach or default would have a Material Adverse Effect; and, to the Knowledge of the Company, there are no existing facts or circumstances that would prevent the work in process of the Company or any Subsidiary or its contracts and agreements from maturing upon performance by such corporation into collectible accounts receivable consistent with historical experience.
Except as set forth in SCHEDULE 5.14 and except for such contracts and agreements as would not have a Material Adverse Effect, there are no contracts or agreements that require the performance of services or provision of goods by the Company or any Subsidiary at a direct cost or with a value for each such contract or agreement in excess of the revenue to be derived pursuant to the terms of such contract or agreement. Except for terms specifically described in SCHEDULE 5.14, none of the officers, directors or employees of the Company and the Subsidiaries has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement, policy or instrument, except for payment for actual services rendered or to be rendered by such corporation consistent with amounts historically charged for such services.

        SECTION 5.15. CUSTOMER CONTRACTS. With respect to each Customer Contract, and except as set forth in SCHEDULE 5.15, (i) with respect to Owned Software licensed pursuant to such Customer Contract and tendered or certified as operational by the Company or a Subsidiary, there is no dispute pending with a customer, except such disputes that would not have a Material Adverse Effect; and (ii) to the Knowledge of the Company, no basis exists in respect of performance warranties with respect to Owned Software made by the Company or a Subsidiary in any Customer Contract, including warranties with respect to capacity, availability, downtime and response time, that would result in a customer dispute having a Material Adverse Effect. In addition, except as set forth on SCHEDULE 5.15, all of the Customer Contracts have provisions which attempt to (i) limit the Company's or the applicable Subsidiary's liability to a maximum dollar amount, (ii) disclaim or exclude consequential damages, and
(iii) maintain the confidentiality of all information (technical and otherwise) that the Company or the applicable Subsidiary considers confidential and proprietary (or the customer who is a party thereto is otherwise bound by a confidentiality agreement in favor of the Company or the applicable Subsidiary serving such purpose).

        Complete copies of all Customer Contracts set forth on SCHEDULE 5.15 have been made available to Buyer or Parent for its review.

        SECTION 5.16. CUSTOMERS. Except as provided in SCHEDULE 5.16, to the Knowledge of the Company, no customer or group of customers of the Company or any Subsidiary has taken or is expected to take any steps that could disrupt the business relationship of the Company or such Subsidiary with such customer or customers and that would result in a Material Adverse Effect and neither the Company nor any of the Subsidiaries has received any notice from any customer or group of customers relating to such actions, PROVIDED, HOWEVER, that no representation or warranty is made as to the response of any customer or group of customers in connection with the discontinuation, termination or modification, after the Closing by the Buyer, Parent or the Company as owned by Buyer of any agreement or product of, or product under development by, the Company or any of the Subsidiaries.

        SECTION 5.17. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 5.17, no Real Property or other real property now or previously owned or leased by the Company or any of the Subsidiaries has been used by the Company or any Subsidiary for the handling, treatment, storage or disposal of any Hazardous Substance. Except as set forth in SCHEDULE 5.17, no release, discharge, spillage or disposal into the environment of any Hazardous Substance and no soil, water or air contamination by any Hazardous Substance has occurred or is occurring in, from or on the Real Property by virtue of the actions or failure to act of the Company or any of the Subsidiaries, except for such releases, discharges, spillages, or disposals that would not have a Material Adverse Effect. Except as set forth in SCHEDULE 5.17, the Company has complied with all reporting requirements under any applicable federal, state or local environmental laws and any permits with respect to the Real Property, and there are no existing violations by the Company of any such environmental laws or permits with respect to the Real Property, except for such noncompliances or violations that would not have a Material Adverse Effect. Except as set forth in SCHEDULE 5.17, the Company has received no notice of any claims, actions, suits, proceedings or investigations, pending or threatened, related to the presence, release, production, handling, discharge, spillage, transportation or disposal of any Hazardous Substance or ambient air conditions or contamination of soil, water or air by any Hazardous Substance (a) with respect to the Real Property by virtue of the actions or failure to act of the Company or any of the Subsidiaries or (b) otherwise against the Company or any of the Subsidiaries, in any court or before any state, federal or other governmental agency or private arbitration tribunal and, to the Knowledge of the Company, there is no basis for any such claim, action, suit, proceeding or investigation. Except as disclosed on SCHEDULE 5.17, no operations of the Company or any of the Subsidiaries have involved the use of underground storage tanks on the Real Property. To the Knowledge of the Company, no exposed or friable asbestos or any asbestos-containing materials have been installed or placed by or on behalf of the Company or any of the Subsidiaries in any building or other improvement included in the Real Property. For the purposes of this Agreement, "HAZARDOUS SUBSTANCE" shall mean any hazardous or toxic substance or waste as those terms are defined by any applicable federal, state or local law, ordinance, regulation, policy, judgment, decision, order or decree, including, without limitation, the Comprehensive Environmental Recovery Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ. and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., and petroleum, petroleum products and oil.

        SECTION 5.18. INSURANCE. Set forth in SCHEDULE 5.18(i) is a complete list of all insurance policies that FDC, the Company and the Subsidiaries have currently in effect and that are applicable to the Business. The policies listed in SCHEDULE 5.18(ii), being the policies owned by the Company and the Subsidiaries, are in full force and effect and no event has occurred that would give any insurance carrier a right to terminate any such policy.

        SECTION 5.19. Labor Matters. SCHEDULE 5.19(a) sets forth all current employees of the Company and the Subsidiaries. Except as set forth on
SCHEDULE 5.19(b), within the last three years neither the Company nor any Subsidiary has been the subject of any union activity or labor dispute, nor has there been any strike of any kind called or, to the Knowledge of FDC and the Company, threatened to be called against it. Except as set forth on
SCHEDULE 5.19(c) and except for such violations that would not have a Material Adverse Effect, neither the Company nor any Subsidiary has violated any applicable federal or state law or regulation relating to labor or labor practices, with regard to the Business, including, without limitation, the provision of Title VII of the Civil Rights Act of 1964 (race, color, religion, sex, and national origin discrimination), 42 U.S.C. Section 1981 (discrimination), 42 U.S.C. SectionSection 621-634 (the Age Discrimination in Employment Act), 29 U.S.C. Section 206 (equal pay), Executive Order 11246 (race, color, religion, sex, and national origin discrimination), Executive Order 11141 (age discrimination), Section 503 of the Rehabilitation Act of 1973 (handicap discrimination), 42 U.S.C. SectionSection 12101-12213 (Americans with Disabilities Act), 29 U.S.C. SectionSection 2001-2654 (Family and Medical Leave Act), and 29 U.S.C. SectionSection 651-678 (occupational safety and health). SCHEDULE 5.19(d) sets forth a true, correct and complete list of employer loans or advances from the Company and each of the Subsidiaries, if any, to its employees. Each of the Company and the Subsidiaries is, and as of the Closing Date will be, in substantial compliance with all applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (hereinafter collectively referred to as the "IMMIGRATION LAWS").

        SECTION 5.20.  RELATED PARTY RELATIONSHIPS. Except as set forth in
SCHEDULE 5.20, neither FDC nor any Affiliate of FDC, nor to the Knowledge of FDC or the Company, any of the persons identified in SECTION 1.1 in the definitions of Knowledge of FDC and Knowledge of Company, possesses, directly or indirectly, any equity interest in any corporation, partnership, firm, association or business organization that is a client, supplier, customer, lessor, lessee, or contracting party with or of the Company or any of the Subsidiaries (except as a stockholder holding less than a three-percent interest in a corporation whose shares are traded on a national or regional securities exchange or in the over-the-counter market).

        SECTION 5.21. NO BROKERS. Except as set forth in SCHEDULE 5.21, none of FDC, FDC Health, the Company and any Person acting on behalf of FDC, FDC Health or the Company has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

        SECTION 5.22. SECURITIES ACT COMPLIANCE. FDC is acquiring the Buyer Stock Consideration through FDC Health for its own account and without a present intention of reselling or distributing any such shares of Parent Common Stock except in compliance with the registration requirements of the Securities Act and applicable state securities laws and as contemplated by the Registration Rights Agreement and the Shareholder Agreement.

        SECTION 5.23. INVESTMENT MATTERS. FDC and FDC Health acknowledge, represent and warrant that:

        (a) The shares of Parent Common Stock to be issued to FDC as Buyer Stock Consideration have not been registered under the Securities Act or the securities laws of any state and are being offered pursuant to an exemption from the registration requirements in the Securities Act;

        (b) FDC is acquiring the Parent Common Stock for its own account as principal, and, except for sales of such Parent Common Stock pursuant to the Registration Rights Agreement and for sales made pursuant to exemptions under the Securities Act, not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and, as of the Closing Date, no other person will have a direct or indirect beneficial interest in such Parent Common Stock;

        (c) FDC has the financial ability to bear the economic risk of owning the Parent Common Stock, and has such experience in financial matters that it is capable of evaluating the risks and merits of owning such shares;

        (d) FDC represents, warrants and agrees that it will not sell or otherwise transfer its Parent Common Stock or any portion thereof except pursuant to registration under the Securities Act or an exemption therefrom; and

        (e) FDC agrees that the following legend shall be placed on the certificate or certificates representing the Parent Common Stock issued to it:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or any state securities law, are restricted securities as that term is defined in Rule 144 of Securities and Exchange Commission, and may be resold only pursuant to a registration statement effective under the Act or in a transaction which in the opinion of the issuer's counsel is exempt from the registration requirement of the Act and any applicable state securities laws."


                                ARTICLE VI

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

        As an inducement to FDC, FDC Health and the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Parent jointly and severally hereby represent and warrant to FDC, FDC Health and the Company and agree as follows:

        SECTION 6.1. ORGANIZATION OF BUYER. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Parent is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent and Buyer. Each of Buyer and Parent has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

        SECTION 6.2. AUTHORITY OF BUYER AND PARENT; CONFLICTS. (a) Each of Buyer and Parent has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements to which such corporation is a party. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and Parent, as applicable, have been duly authorized and approved by Buyer's and/or Parent's board of directors, as applicable, and do not require any further authorization or consent of Buyer, Parent or their respective stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and Parent and (assuming the valid authorization, execution and delivery of this Agreement by FDC and the Company) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer or Parent, as applicable, and upon execution and delivery by Buyer and/or Parent will be (assuming the valid authorization, execution and delivery by FDC and the Company, where FDC and/or the Company is a party, and the other party or parties thereto) a legal, valid and binding obligation of Buyer and Parent, as applicable, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity. The issuance of shares of Parent Common Stock pursuant to this Agreement and the filing of any registration statements with the Securities and Exchange Commission (the "SEC") by Parent under the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT") for the purpose of registering the shares of Parent Common Stock issuable pursuant to this Agreement and in accordance with the Registration Rights Agreement have been duly authorized by Parent's board of directors.

        (b) Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

        (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any shares of Parent Common Stock or any assets of Parent or Buyer under (A) the Certificate of Incorporation or By-laws of either Buyer or Parent; (B) any material note, instrument, mortgage, contract, agreement commitment, lease, license, franchise or financial obligation to which either Buyer or Parent is a party or any of its properties is subject or by which Buyer or Parent is bound;
    (C) any Court Order to which Buyer or Parent is a party or by which it is bound; or (D) any Requirements of Law affecting Buyer or Parent; or

        (ii) require the approval, consent, authorization or act of, or the making by Buyer or Parent of any declaration, filing or registration with, any Person, except for (A) in connection, or in compliance, with the provisions of the HSR Act; (B) the registration of shares of Parent Common Stock issuable pursuant to this Agreement under the Securities Act and applicable state securities laws; (C) the listing of the shares of

    Parent Common Stock issuable pursuant to this Agreement with Nasdaq;
    and (D) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer or Parent to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

        SECTION 6.3. CAPITALIZATION. As of the date hereof, the authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, no par value (the "PARENT PREFERRED STOCK"). At the close of business on March 31, 1995 (a) 32,077,055 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (b) 2,464,612 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options under the Parent Stock Options and (c) no shares of Parent Preferred Stock were issued or outstanding. At the Closing Date, there shall not have been any changes to the information set forth in the immediately preceding sentence, other than pursuant to a corporate action described in SECTION 3.2 as to which the adjustments required by such section have been or will be made, and other than shares of Parent Common Stock issued upon the exercise of outstanding options under the Parent Stock Options and the grant of additional options under the Parent Stock Options. All of the shares of Parent Common Stock issuable pursuant to this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for this Agreement and except for not in excess of 614,237 stock options available for issuance pursuant to the Parent's plans or agreements in respect thereof (collectively, the "PARENT STOCK OPTIONS"), there are no options, warrants, calls, rights or agreements to which Parent or any of its subsidiaries is a party or by which they are bound (a) obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its subsidiaries; (b) obligating Parent or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement; or
(c) obligating Parent to register under the Securities Act any shares of Parent Common Stock on behalf of any stockholder of Parent. Each outstanding share of capital stock of each subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents, each such share is owned by Parent or another subsidiary of Parent free and clear of all Encumbrances.

        SECTION 6.4. SEC DOCUMENTS AND OTHER REPORTS. Parent has filed with the SEC since January 1, 1992 copies of all documents which are required to be filed under the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT") (the "PARENT SEC DOCUMENTS"), except for such filings which the failure to file would not have a Material Adverse Effect on Parent and Buyer. As of their respective dates, the

Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustment described therein).

        SECTION 6.5. OPERATIONS SINCE MARCH 31, 1995. To the Knowledge of Parent, except as set forth in SCHEDULE 6.5 and except for any change resulting from general economic, financial, industry-wide or market conditions or circumstances generally affecting Buyer's businesses, since March 31, 1995 there have been no changes in the assets, the businesses or the results of operations or financial condition of Buyer and its subsidiaries, taken as a whole, which have had or would have a Material Adverse Effect on Parent and Buyer.

        SECTION 6.6.  NO UNDISCLOSED LIABILITIES. Except as set forth in
SCHEDULE 6.6 or reflected in the Parent SEC Documents, to the Knowledge of Parent, as of March 31, 1995, neither Parent nor any of its subsidiaries was subject to any liability, whether absolute, contingent, accrued or otherwise, that would be required to be included on a balance sheet prepared in accordance with GAAP and which in the aggregate would have a Material Adverse Effect on Parent and Buyer. Since March 31, 1995, except as set forth in
SCHEDULE 6.6, to the Knowledge of Parent, neither Parent nor any of its subsidiaries has incurred any liability, whether absolute, contingent, accrued or otherwise, except for liabilities incurred in the ordinary course of business that have not and would have a Material Adverse Effect on Buyer and Parent.

        SECTION 6.7. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in SCHEDULE 6.7:

        (i) to the Knowledge of Parent, Parent and its subsidiaries have complied in all material respects with all applicable Requirements of Law and Court Orders, except such failures to comply that would not have a Material Adverse Effect on Parent and Buyer;

        (ii) as of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened against Parent or its subsidiaries which would have a Material Adverse Effect on Parent and Buyer; and

        (iii) as of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Parent, threatened that questions the legality or propriety of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

        SECTION 6.8. NO BROKERS. Except as set forth in SCHEDULE 6.8, neither Buyer or Parent nor any Person acting on behalf of either Buyer or Parent has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

        SECTION 6.9. INVESTMENT INTENT. Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.


                                ARTICLE VII

                      ACTION PRIOR TO THE CLOSING DATE

        The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

        SECTION 7.1. ACCESS TO INFORMATION. Each of FDC and the Company with respect to the Company, on the one hand, and each of Buyer and Parent with respect to Buyer and Parent, on the other hand, shall afford to the officers, employees and authorized representatives of each of the other such parties (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours upon reasonable advance notice to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company, the Subsidiaries, the Buyer and the Parent, as the case may be, as to the extent such other party shall reasonably deem necessary or desirable and shall furnish to the other party or its authorized representatives such additional information concerning the Business, Buyer or Parent, as the case may be, as shall be reasonably requested; PROVIDED, HOWEVER, that none of the parties shall be required to violate any obligation of confidentiality to which it is subject in discharging its obligations pursuant to this SECTION 7.1. Each party hereto agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the other party. If in the course of any investigation pursuant to this SECTION 7.1, any of the officers or employees of a party referenced in the definition of "Knowledge of FDC," "Knowledge of the Company" or "Knowledge of Parent" set forth in
SECTION 1.1 acquires, at or prior to the Closing Date, written information sufficient in detail both (i) to indicate that any representation or warranty herein given by the other party has been breached and (ii) reasonably to enable such individual to appreciate the nature of such breach and the extent to which such breach would cause a Loss or Expense for which the party such individual represents would otherwise be entitled to indemnification pursuant to ARTICLE XI, then the party such individual represents covenants that it will promptly so inform the other party.

        SECTION 7.2. PRESERVATION OF ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company, FDC the Subsidiaries, Buyer or Parent, as the case may be, that would have been listed in SCHEDULE 5.13 or SCHEDULE 6.7, respectively, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

        SECTION 7.3. CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS. (a) Each of the parties agrees to use its commercially reasonable efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval (i) is required in order to consummate the transactions contemplated by this Agreement or (ii) is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Buyer, the Parent, the Company or any of the Subsidiaries is a party or is subject on the Closing Date and (x) that would prohibit or require the waiver, consent or approval of any person to such transactions or (y) under which, without such waiver, consent, or approval, such transaction would constitute an occurrence of default under the provisions thereof, result in the acceleration of any obligation thereunder or give rise to a right of any party thereto to terminate its obligation thereunder. All obtained written waivers, consents and approvals shall be produced at Closing in form and content reasonably satisfactory to the other party.

        (b) During the period prior to the Closing Date, the parties shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in
SECTION 9.4 and SECTION 10.4.

        SECTION 7.4. OPERATIONS PRIOR TO THE CLOSING DATE. (a) FDC shall use reasonable efforts to cause the Company and the Subsidiaries to and the Company shall, and shall use reasonable efforts to cause the Subsidiaries to, operate and carry on the Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement. Consistent with the foregoing, FDC shall use reasonable efforts to cause the Company and the Subsidiaries, and the Company shall and shall use reasonable efforts to cause the Subsidiaries to, use their respective reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company or any of the Subsidiaries.

        (b) Notwithstanding SECTION 7.4(a), except as expressly contemplated by this Agreement (including SECTION 8.1) or except with the express written approval of Buyer, FDC shall cause the Company and the Subsidiaries not to, and the Company shall not and shall cause the Subsidiaries not to:

        (i) make any material change in the Business or their respective operations;

        (ii) make any capital expenditure or enter into any contract or commitment for any capital expenditure in excess of $150,000, except in the ordinary course of the Business;

        (iii) enter into any material contract, agreement, undertaking or commitment, except in the ordinary course of the Business;

        (iv) enter into any contract for the purchase of real property or for the sale of any Real Property or exercise any option to purchase real property listed in any Schedule to SECTION 5.10 or any option to extend a lease listed in any Schedule to SECTION 5.10;

        (v) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of the Business), except in the ordinary course of the Business;

        (vi) collect accounts receivable other than in the ordinary course of the Business consistent with past practice;

        (vii) institute any material increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its employees, other than in the ordinary course or as required by any such plan or Requirements of Law;

        (viii) make any material change in the compensation of its employees, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

        (ix) make any material change in the accounting policies applied in the preparation of the Financial Statement contained in SCHEDULE 5.5; or

        (x) make any change in its Certificate of Incorporation or By-laws.

        SECTION 7.5. ACQUISITION PROPOSALS. Commencing on the date of this Agreement and until either the Closing Date or the earlier termination of this Agreement, unless Buyer shall otherwise agree in writing, FDC shall not, and shall not permit the Company or any of the Subsidiaries to, and shall not authorize or permit any officer or director or employee of either FDC, the Company or any of the Subsidiaries, or any financial advisor, attorney, accountant, or other advisor or representative retained by any of FDC, the Company or any of the Subsidiaries, to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to any Acquisition Proposal (as hereinafter defined) or engage in any negotiations concerning or provide any confidential information or data to or have any discussions with any person or entity relating to an Acquisition Proposal. FDC or the Company shall immediately notify the Buyer if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with FDC, the Company or any of the Subsidiaries. "ACQUISITION PROPOSAL" means any tender or exchange offer proposal other than a proposal by Buyer or any of its Affiliates for a merger, share exchange or other business combination involving the Company or any of the Subsidiaries, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of the Subsidiaries.

        SECTION 7.6. ANTITRUST LAW COMPLIANCE. As promptly as practicable after the date hereof, Parent and FDC shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. Each of Parent and FDC agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations.

        SECTION 7.7. APPROVAL OF SOLE SHAREHOLDER OF FDC HEALTH. FDC, as the sole shareholder of FDC Health, shall take such actions as may be necessary to approve this Agreement and the transactions contemplated hereby, including, without limitation, the sale of the Shares under the Nebraska Business Corporation Act.

        SECTION 7.8. TRANSFER OF SHARES. The parties acknowledge and agree that, upon notice to Parent and Buyer, FDC Health may transfer the Shares to FDC prior to the Closing, by dividend or otherwise, in which event (a) FDC hereby agrees to sell, transfer, assign, convey and deliver to Buyer the Shares pursuant to the terms of SECTION 2.1 and (b) the references to FDC Health in SECTIONS 4.2 and 8.1 and in the last sentence of SECTION 5.2(b) shall be deemed to be FDC.


                                ARTICLE VIII

                            ADDITIONAL AGREEMENTS

        SECTION 8.1. TRANSFER OF CAPITAL STOCK OF ACB AND TSSG AND TRADEMARK. Simultaneously with the Closing, FDC Health shall cause the Company to distribute to FDC Health all of the outstanding capital stock of ACB and TSSG and the trademark FIRST DECISION.

        SECTION 8.2. USE OF NAMES. Effective immediately following the Closing, FDC grants the Company, each of the Subsidiaries and Buyer a royalty-free license to use the service marks, trademarks and trade names listed on SCHEDULE 8.2, subject to the provisions of the Trademark License Agreement. On behalf of the Company, FDC shall prosecute the following trademark applications that are now pending in the United States Patent and Trademark Office: FIRST DIMENSION, Ser. No. 74/480,755; FIRST INFORM, Ser. No. 74/481,409; FIRST EMPOWER, Ser. No. 74/492,551; FIRST PERSPECTIVE, Ser. No. 74/492,610; and FIRST CONNECT, Ser. No. 74/492,611 (collectively referred to hereinafter as the "INTENT-TO-USE MARKS"). The Company agrees to execute all papers reasonably requested by FDC to prosecute these applications. The Company hereby covenants that at such time as the Patent and Trademark Office issues a notice of allowance and accepts a statement of use for any Intent-to-use Mark(s), the Company shall assign to FDC Health all right, title and interest in such Intent-to-use Mark(s), together with the goodwill of the business symbolized thereby. FDC Health hereby covenants that upon the occurrence such assignments(s) from the Company, FDC Health shall immediately assign to FDC all right, title and interest in such Intent-to-use Marks, together with the goodwill of the business symbolized thereby. FDC hereby warrants that upon the occurrence of such assignment(s) from FDC Health, FDC shall amend SCHEDULE B to the Trademark License Agreement to include the assigned Intent-to-use Mark(s) among the Marks licensed under that Agreement.

        SECTION 8.3. TAX MATTERS. (a) TERMINATION OF PRIOR TAX SHARING AGREEMENTS. Any agreement or arrangement regarding the sharing of Taxes that may exist between FDC or any Affiliate of FDC, on the one hand, and the Company or any of the Subsidiaries, on the other, other than this Agreement, shall terminate, and any obligations to make payments under any such agreement or arrangement shall be cancelled, as of the Closing Date.

        (b) LIABILITY FOR TAXES. (i) FDC shall be liable for all Taxes (including as set forth in paragraph (g)(ii) Taxes attributable to the SECTION 338(h)(10) Election made in accordance with paragraph (g) of this SECTION) (A) imposed on the FDC Tax Group or any member of the FDC Tax Group (other than the Company or the Subsidiaries) for any taxable year, or (B) imposed on the Company or the Subsidiaries or for which the Company or the Subsidiaries may otherwise be liable (including any liability for the Taxes of any Person other than the Company and the Subsidiaries (A) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) or (B) as a transferee or successor), for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; PROVIDED, HOWEVER, that FDC shall not be liable and shall not indemnify Buyer for any Taxes imposed on the Company or the Subsidiaries as a result of transactions occurring on the Closing Date (other than transactions in the ordinary course of the Business) that occur at the direction of Buyer (Taxes described in this proviso are "EXCLUDED TAXES"). FDC shall be entitled to any refund of Taxes for which it is liable pursuant to this paragraph (b)(i).

        (ii) Buyer and Parent shall be liable for (A) all Taxes imposed on the Company or any of the Subsidiaries, or for which the Company or the Subsidiaries may otherwise be liable, for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) any Excluded Taxes. Buyer shall be entitled to any refund of such Taxes for which it is liable pursuant to this paragraph (b)(ii).

        (iii) For purposes of paragraphs (b)(i) and (b)(ii), whenever it is necessary to determine the liability for Taxes of the Company or the Subsidiaries for a portion of any Straddle Period, the determination of the Taxes of the Company or the Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or the Subsidiaries for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company or the Subsidiaries were closed at the close of the Closing Date; PROVIDED, HOWEVER, that (I) Taxes imposed on the Company or the Subsidiaries as a result of transactions occurring on the Closing Date (other than transactions in the ordinary course of the Business) that occur at the direction of Buyer shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation or real estate or personal property taxes, shall be apportioned between such two taxable years or periods on a daily basis (it being understood that this proviso shall not apply with respect to the incremental deductions arising by reason of the 338(h)(10) Election).

        (iv) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is otherwise necessary to allocate an item of income, gain, deduction, loss or credit to either a taxable year or period that ends on or before the Closing Date or a taxable year or period that begins after the Closing Date, rules consistent with those in Treas. Reg Section 1.1502-76(b) shall be applied.

        (v) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit that results in an increase in a Tax liability for which FDC would otherwise be liable pursuant to paragraph (b)(i), and such change results in a decrease in the Tax liability of the Company, the Subsidiaries, Buyer, or any Affiliate or successor thereof (after considering all tax attributes of such party) for any taxable year or period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date, FDC shall not be liable pursuant to paragraph (b)(i) with respect to such increase to the extent of such decrease.

        (vi) Buyer shall pay, and shall indemnify FDC against, and FDC shall pay and shall indemnify Buyer against, one-half of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the sale of the Shares pursuant to this Agreement, together with any penalties or interest with respect to such taxes.

        (c) TAX RETURNS. (i) FDC shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or any of the Subsidiaries for taxable years or periods ending on or before the Closing Date and shall remit any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or any of the Subsidiaries for taxable years or periods ending after the Closing Date and shall timely remit any Taxes due in respect of such Tax Returns. FDC or Buyer shall reimburse the other party for the Taxes for which FDC or Buyer, respectively, is liable pursuant to paragraph (b) of this SECTION 8.3 but which are payable with Tax Returns to be filed by the other party pursuant to the previous sentence upon the written request of the party entitled to reimbursement, setting forth in detail the computation of the amount owed by FDC or Buyer, as the case may be, but in no event shall such reimbursement be due earlier than 10 days prior to the due date for the filing of such Tax Returns, including extensions.

        (ii) With respect to the taxable period which includes the Closing Date, Buyer shall promptly cause the Company and the Subsidiaries to prepare and provide to FDC a package of tax information materials, including, without limitation, schedules and work papers (the "TAX PACKAGE"), required by FDC to enable FDC to prepare and file all Tax Returns required to be prepared and filed by it pursuant to paragraph (c)(i). The Tax Package shall be completed in accordance with past practice including past practice as to providing such information, and as to the method of computation of separate taxable income or other relevant measure of income of the Company and the Subsidiaries. Buyer shall cause the Tax Package to be delivered to FDC within 150 days after the Closing Date.

        (d) CONTEST PROVISIONS. (i) Buyer or FDC, as the case may be, shall promptly notify the other party in writing upon receipt by Buyer or FDC, or any of their respective Affiliates, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which may affect any Tax liability for which FDC or Buyer, respectively, is liable pursuant to paragraph (b) of this SECTION 8.3, PROVIDED that failure to comply with this provision shall not affect Buyer's or FDC's right to indemnification hereunder except to the extent such failure impairs Buyer's or FDC's ability to contest any such Tax liabilities.

        (ii) FDC shall have the sole right to represent the Company's or the Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date (including, for these purposes, such proceedings as relate to the Section 338(h)(10) Election), and to employ counsel of its choice at its expense. In the case of any Straddle Period, FDC shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at FDC's sole expense, may assume the entire control of such audit or proceeding.

        (iii) Neither Buyer nor FDC, nor any of their respective Affiliates, may agree to settle any Tax claim which may be the subject of indemnification by Buyer or FDC under paragraph (b) of this SECTION 8.3 without the prior written consent of the other party, which consent will not be unreasonably withheld. In the event that one party desires to settle a Tax claim and the other does not, the procedures set forth in SECTION 11.4 shall control.

        (e) ASSISTANCE AND COOPERATION. After the Closing Date, each of FDC and Parent shall (and shall cause their respective Affiliates to):

        (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with paragraph (c) of this SECTION 8.3;

        (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or the Subsidiaries;

        (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company or the Subsidiaries;

        (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company or the Subsidiaries for taxable periods for which the other may have a liability under this
    SECTION 8.3; and

        (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

        (f) ADJUSTMENT TO PURCHASE PRICE. Any payment by Buyer or FDC under this SECTION 8.3 will be deemed to be an adjustment to the Purchase Price for tax purposes.

        (g) ELECTION UNDER SECTION 338(h)(10). (i) FDC and Buyer shall make and timely file a joint election for the Company (and for any or all of the domestic Subsidiaries as specified by Buyer for which such an election can be made) under SECTION 338(h)(10) of the Code and under any applicable similar provisions of state or foreign law with respect to the purchase of the Shares or the deemed purchase of the shares of the Subsidiaries (collectively, such elections shall be referred to as the "SECTION 338(h)(10) ELECTION"). Buyer represents to FDC that it is qualified to make an election under SECTION 338(h)(10) of the Code and FDC represents to Buyer that it is qualified to make an election under SECTION 338(h)(10) of the Code. FDC and Buyer shall within 180 days after the Closing Date exchange completed and executed copies of Internal Revenue Service Forms 8023A, required schedules thereto, and any similar state and foreign forms. If any changes are required in these forms as a result of information which is first available after the Closing Date, the parties will promptly agree on such changes and take all action necessary to reflect them in any necessary governmental filings.

        (ii) FDC will pay any Tax attributable to the making of the SECTION 338(h)(10) Election and will indemnify Buyer against any adverse consequences arising out of any failure to pay such Tax. FDC will also pay any state, local, or foreign Tax (and indemnify Buyer against any adverse consequences arising out of any failure to pay such Tax) attributable to an election under state, local or foreign law similar to the election available under SECTION 338(g) of the Code (or which results from the making of an election under SECTION 338(g) of the Code) with respect to the purchase of the Shares of the Company (or deemed purchases of the shares of the Subsidiaries) hereunder where the state, local or foreign Tax jurisdiction (i) does not provide or recognize a SECTION 338(h)(10) election or (ii) does not apply its provisions corresponding to SECTION 338(h)(10) of the Code to the purchase of the Shares of the Company (or deemed purchases of the shares of the Subsidiaries), PROVIDED that Buyer shall only make a straight 338(g) or similar election only for state, local and foreign tax purposes and only under the circumstances described in clauses (i) or (ii) hereof. In the event there is uncertainty as to whether a jurisdiction provides for or recognizes a SECTION 338(h)(10) or comparable election, FDC shall determine what position FDC and Buyer shall take in their respective tax returns as to whether such an election is available and the consequences thereof and shall have sole control over any disputes with that jurisdiction with respect to such position; PROVIDED, HOWEVER, that if as a result of such action on the part of FDC, Buyer is precluded from making an election it otherwise would have been entitled to make, FDC shall pay Buyer such amounts as are necessary to put Buyer in the same after-tax position as Buyer would have been in had such election been made.

        (iii) Buyer and FDC shall jointly appoint an independent appraiser (the "APPRAISER") to conduct and to deliver to Buyer and FDC, within 90 days, an appraisal (the "APPRAISAL") of the fair market value as of the Closing Date of the assets of the Company and the Subsidiaries for which the SECTION 338(h)(10) Election will be made. The cost of the Appraisal shall be paid one-half by FDC and one-half by Buyer.

        Buyer and FDC hereby agree to allocate the Modified Adjusted Deemed Sales Price, as defined in Treasury Regulation Section 1.338(h)(10-1(f), for the Company and the Subsidiaries, among the assets of the Company and the Subsidiaries for which the Section 338(h)(10) Election will be made in accordance with Section 338(h)(10) of the Code, the regulations thereunder and the Appraisal and agree to file all federal, state, local and foreign Tax Returns in accordance therewith (it being understood that the parties may take differing positions on the Modified Adjusted Deemed Sales Price).

        SECTION 8.4. ASSUMPTION OF CERTAIN LIABILITIES BY FDC. FDC hereby agrees that it shall either discharge, and provide evidence at the Closing of such discharge, or, shall pay on behalf of the Company or the applicable Subsidiary or reimburse the Company or such Subsidiary for the payment of, those liabilities described or set forth on SCHEDULE 8.4.

        SECTION 8.5. RADIOLOGY, SCHEDULING, MEDICAL RECORDS AND PHARMACY SOFTWARE PRODUCTS. With respect to customers of the Business described on
SCHEDULE 8.5 who are parties to contracts, agreements, offers or options with the Company as of the Closing Date that provide for delivery of Pharmacy, Scheduling, Medical Records and Radiology Software Products upon the satisfaction of certain terms (the "PHARMACY, SCHEDULING, MEDICAL RECORDS AND RADIOLOGY SOFTWARE CONTRACTS"), from the Closing Date to the expiration of FDC's indemnification obligations to the Buyer Group Members under SECTION 11.1(a)(iv), Buyer will, and will cause the Company to, offer, on terms substantially similar to those contained in the Pharmacy, Scheduling, Medical Records and Radiology Software Contracts, the then-current comparable software products of Buyer for pharmacy and radiology. No Buyer Group Member shall be indemnified under this Agreement for Buyer's, the Company's or any of their Affiliates' costs of providing, installing or otherwise implementing, substituting, replacing or providing alternative software, goods or services of Buyer, the Company or any of their Affiliates to customers of the Business in fulfillment of Buyer's obligations pursuant to this SECTION 8.5.

        SECTION 8.6. TANDEM. After the Closing, FDC shall maintain control of the negotiations with Tandem Computer Incorporated ("TANDEM") relating to settlement of the Tandem Matter, and Buyer and the Company shall cooperate with FDC to the extent reasonably necessary to consummate all applicable agreements to settle the Tandem Matter. Each of FDC and Buyer will, and Buyer will cause the Company to, use its reasonable efforts to cooperate to obtain certain credits relative to the sale of product to current customers of the Business who own or operate Tandem equipment to minimize the Losses and Expenses incurred by the Buyer Group Members in connection with or arising from the Tandem Matter; PROVIDED, HOWEVER, that Buyer shall not be required to incur out-of-pocket expenses outside the ordinary course of business and shall not be required to commence any adversarial proceeding, in each case, unless fully indemnified by FDC.


                                ARTICLE IX

           CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND PARENT

        All of the obligations of Buyer and Parent to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all and any of which may be waived, in whole or in part, by Parent and Buyer for purposes of consummating such transactions, but without prejudice (except as provided in the immediately succeeding sentence) to any other right or remedy that Parent or Buyer may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, FDC, FDC Health or the Company contained in this Agreement or in any other certificate or instrument furnished by FDC, FDC Health or the Company hereunder. Notwithstanding the foregoing, if the Losses and Expenses suffered or incurred from any misrepresentation or breach as to which misrepresentation or breach Parent or Buyer has received notice from FDC in writing (specifically stating that an event is a misrepresentation or breach) at least ten (10) days prior to Closing (a "FDC NOTICED BREACH") exceed, in the aggregate, $1,000,000, closing of the transactions contemplated by this Agreement shall be deemed a waiver by Parent and Buyer of all rights and remedies for indemnification in respect of such FDC Noticed Breach to the extent the Losses and Expenses from such FDC Noticed Breach exceed $1,000,000. In respect of each such FDC Noticed Breach, Parent and Buyer shall be deemed to have agreed to limit, and not deemed to have waived, their rights and remedies up to (and not in excess of) $1,000,000.

        SECTION 9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by FDC or the Company in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of FDC and the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date certain specified) except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by SECTION 7.4; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of each of FDC and the Company by a duly authorized officer of FDC and the Company.

        SECTION 9.2. NO MATERIAL ADVERSE EFFECT. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of each of FDC and the Company by a duly authorized officer of FDC and the Company.

        SECTION 9.3. NO RESTRAINT. The waiting period under the HSR Act shall have expired or been terminated, and no action, proceeding, investigation, injunction or restraining order shall have been issued, instituted, threatened or proposed against or in respect of FDC, any of its Affiliates, Parent or Buyer by or before any court or Governmental Body of competent jurisdiction to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, and be in effect which restrains or prohibits any material transaction contemplated hereby.

        SECTION 9.4. NECESSARY GOVERNMENTAL APPROVALS. All approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not have a Material Adverse Effect.

        SECTION 9.5. NECESSARY CONSENTS. Each of FDC and the Company shall have received consents to the transactions contemplated hereby from the other parties to contracts, leases, agreements and permits identified in SCHEDULE
9.5 and Buyer shall have received a true and correct copy of each such consent.

        SECTION 9.6. OTHER AGREEMENTS. Each of the Registration Rights Agreement, the Human Resources Agreement, the Transition Services Agreement, the Shareholder Agreement and the Trademark License Agreement shall have been executed by FDC and/or the Company and shall remain in full force and effect.

        SECTION 9.7. SUBLEASE. FDC and the Company shall have entered into a sublease agreement, in customary form, effective as of the Closing Date, pursuant to which the Company shall sublease to FDC one-quarter of the facilities of the Company located in Charlotte, North Carolina, upon the same terms and subject to the same conditions contained in the Company's current lease of such facilities, it being understood that FDC shall be responsible for one-quarter of the charges which are not solely attributable to the facilities occupied by FDC or the Company and 100% of the charges solely attributable to the facilities occupied by FDC.

        SECTION 9.8. COMPANY CASH ACCOUNT. The Company's cash reserves shall be at least $2,000,000 plus an amount equal to the accrued payroll obligations of the Company and the Subsidiaries on the Closing Date. For purposes of this SECTION 9.8, "accrued payroll obligations" shall also include unpaid bonus compensation for pre-Closing periods as described in
Section 3.2 of the Human Resources Agreement; unpaid commissions earned before the Closing Date as described in SECTION 3.4 of the Human Resources Agreement; and unpaid amounts payable in respect of vacation accrued for 1994 and prior years as described in SECTION 5.1 of the Human Resources Agreement, along with applicable unpaid employer payroll taxes attendant to such accrued obligations.


                                ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF
FDC, FDC HEALTH AND THE COMPANY

        All of the obligations of FDC, FDC Health and the Company to consummate the transactions contemplated by this Agreement shall be contingent upon and subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all and any of which may be waived, in whole or in part, by FDC for purposes of consummating such transactions, but without prejudice (except as provided in the immediately succeeding sentence) to any other right or remedy that FDC may have hereunder as a result of any misrepresentation by, or breach of any covenant or warranty of, Parent or Buyer contained in this Agreement or in any other certificate or instrument furnished by Parent or Buyer hereunder. Notwithstanding the foregoing, if the Losses and Expenses suffered or incurred from any misrepresentation or breach as to which misrepresentation or breach FDC has received notice from Parent in writing (specifically stating that an event is a misrepresentation or breach) at least ten (10) days prior to Closing (a "HBO NOTICED BREACH") exceed, in the aggregate, $1,000,000, closing of the transactions contemplated by this Agreement shall be deemed a waiver by FDC of all rights and remedies for indemnification in respect of such HBO Noticed Breach to the extent the Losses and Expenses from such HBO Noticed Breach exceed $1,000,000. In respect of each such HBO Noticed Breach, FDC shall be deemed to have agreed to limit, and not deemed to have waived, its rights and remedies up to (and not in excess of) $1,000,000.

        SECTION 10.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Buyer or Parent in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Buyer and Parent contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date certain specified) except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by FDC or any transaction contemplated by this Agreement; and there shall have been delivered to FDC a certificate to such effect, dated the Closing Date, signed on behalf of each of Buyer and Parent by a duly authorized officer of Buyer and Parent.

        SECTION 10.2. NO MATERIAL ADVERSE EFFECT ON PARENT OR BUYER. Between the date hereof and the Closing Date, there shall have been no Material Adverse Effect on Parent and Buyer; and there shall have been delivered to FDC a certificate to such effect, dated the Closing Date, signed on behalf of each of Parent and Buyer by a duly authorized officer of Parent and Buyer.

        SECTION 10.3. NO RESTRAINT. The waiting period under the HSR Act shall have expired or been terminated, and no action, proceeding, investigation,injunction or restraining order shall have been issued, instituted, threatened or proposed against or in respect of FDC, any of its Affiliates, Parent or Buyer by or before any court or Governmental Body of competent jurisdiction to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, and be in effect which restrains or prohibits any material transaction contemplated hereby.

        SECTION 10.4. NECESSARY GOVERNMENTAL APPROVALS. All approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby shall have been obtained or taken place, other than those as to which the failure to have been obtained or taken place would not materially impair the ability of FDC or the Company to consummate the transactions contemplated hereby.

        SECTION 10.5. NECESSARY CONSENTS. Buyer shall have received consents to the transactions contemplated hereby from the other parties to the contracts, leases, agreements and permits identified in SCHEDULE 10.5.

        SECTION 10.6. OTHER AGREEMENTS. Each of the Registration Rights Agreement, the Human Resources Agreement, the Transition Services Agreement, the Shareholder Agreement and the Trademark License Agreement shall have been executed by Parent and shall remain in full force and effect.

        SECTION 10.7. NASDAQ APPROVAL. The shares of Parent Common Stock issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.


                                ARTICLE XI

                              INDEMNIFICATION

        SECTION 11.1. INDEMNIFICATION BY FDC. (a) FDC agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

        (i) any breach of any warranty or the inaccuracy of any representation of FDC or the Company contained or referred to in this Agreement or any certificate, schedule, exhibit or other instrument delivered or to be delivered by or on behalf of FDC or the Company pursuant hereto, or any claim of a third party (regardless of whether the claimant is ultimately successful) which relates to any such warranty or representation and that, if true, would be such a breach or inaccuracy (it being understood and agreed, however, by Parent and Buyer, on the one hand, and FDC, on the other hand, that, notwithstanding the foregoing, all Expenses incurred by them that relate to any such claim of a third party who is ultimately unsuccessful and the majority of which does not relate to any such warranty or representation will be paid by Buyer);

        (ii) any breach of any agreement or covenant on the part of FDC or the Company under this Agreement or any other instrument delivered or to be delivered by or on behalf of FDC or the Company pursuant hereto (except the FDC Ancillary Agreements);

        (iii) all Tax liabilities for which FDC is liable pursuant to SECTION
    8.3;

        (iv) satisfaction of the obligations of the Company to provide the Pharmacy, Scheduling, Medical Records and Radiology Software Products under the Pharmacy, Scheduling, Medical Records and Radiology Software Products Contracts; PROVIDED, HOWEVER, that no indemnity shall be provided to any Buyer Group Member in respect of Buyer's obligations pursuant to SECTION 8.5; or

        (v) the Tandem Matter and any breach of any covenant of FDC under
    SECTION 8.6;

PROVIDED, HOWEVER, that FDC shall only be required to indemnify and hold harmless under this SECTION 11.1(a) with respect to (a) all Losses and Expenses from any single condition, event or act that is indemnified against under this Agreement so long as the aggregate amount of such Losses and Expenses is in excess of $1,000,000 and (b) all such other Losses and Expenses to the extent that the aggregate amount of such Losses and Expenses exceeds $1,000,000; PROVIDED, FURTHER, that the aggregate amount required to be paid by FDC pursuant to this SECTION 11.1 shall not exceed $30,000,000; PROVIDED, FURTHER, that, without limiting the foregoing, FDC shall not be required to indemnify and hold harmless under this SECTION 11.1(a) with respect to Losses and Expenses to the extent such Losses and Expenses are in connection with or arise from the discontinuation, termination or modification, after the Closing, of any agreement or product of, or product under development by, the Company or any of the Subsidiaries, except as permitted by SECTION 8.5, although nothing provided for in this sentence shall limit or diminish any indemnification hereunder for any breach of any warranty or the inaccuracy of any representation of FDC, FDC Health or the Company referred to in SECTION 11.1(a)(i), or breach of any agreement or covenant on the part of FDC, FDC Health or the Company referred to in SECTION 11.1(a)(ii); PROVIDED, FURTHER, that FDC shall be required to indemnify and hold harmless under this SECTION 11.1 for all Losses and Expenses, up to the $30,000,000 limit set forth in the second proviso to this SECTION, from a breach of or inaccuracy contained in the provisions of SECTIONS 5.4(a), 5.6(g), 5.21, 7.4(b)(vi), or 13.9; and PROVIDED, FURTHER, that FDC shall be required to indemnify and hold harmless under this SECTION 11.1 for all Losses and Expenses, regardless of amount, from a breach of or inaccuracy contained in the provisions of SECTIONS 5.2, 5.8, 8.3 and 8.4 and pursuant to
SECTION 11.1(a)(iv) or (v). Expenses of the Buyer Group Members that are indemnifiable pursuant to SECTION 11.1(a)(ii), (iii), (iv) or (v) shall include, without limitation, Expenses incurred as to any Third-Person Claim in respect thereof even if such claim is ultimately unsuccessful.

        (b) For purposes of this ARTICLE only, the definition of the term "Material Adverse Effect" shall include the following sentence when it is used in a warranty, representation, agreement or covenant that is the subject of a claim for indemnification hereunder: For purposes of this definition,
(i) an effect or change with respect to any warranty, representation, agreement or covenant that is the subject of a claim for indemnification under this Agreement is deemed to be material if the Losses and Expenses resulting from such effect or change are equal to $100,000 or more and (ii) all effects and changes with respect to each sentence qualified by Material Adverse Effect shall be added together to determine if the $100,000 threshold is met.

        (c) The indemnification provided for in SECTION 11.1(a) shall terminate on the earlier of (i) the last day of the 27th calendar month beginning and ending after the Closing Date or (ii) the day on which Parent releases to the public its report of earnings for its last fiscal period ending on or before March 31, 1997 (and no claims shall be made by any Buyer Group Member under SECTION 11.1(a) thereafter), except that the indemnification by FDC shall continue as to any Losses or Expenses of which any Buyer Group Member has notified FDC in accordance with the applicable requirements of SECTIONS 11.3 and 11.4 on or prior to the date such indemnification would otherwise terminate in accordance with this SECTION 11.1(c), as to which the obligation of FDC shall continue until the liability of FDC shall have been determined pursuant to this ARTICLE XI, and FDC shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses in accordance with this ARTICLE XI. Notwithstanding the foregoing, the indemnification provided for in SECTION 11.1(a) shall continue (and claims may be made by any Buyer Group Member at any time) for Losses and Expenses from a breach of or inaccuracy contained in the provisions of SECTIONS 5.8, 8.3 and 8.4 and pursuant to SECTION 11.1(a)(iv) and (v). After the Closing FDC shall not have any right of contribution from the Company or any of the Subsidiaries with respect to any payments due from FDC pursuant to this SECTION 11.1(a).

        SECTION 11.2.  INDEMNIFICATION BY BUYER AND PARENT.  (a) Each of
Buyer and Parent, jointly and severally, agrees to indemnify and hold harmless each FDC Group Member from and against any and all Losses and Expenses incurred by such FDC Group Member in connection with or arising from:

        (i) any breach of any warranty or the inaccuracy of any representation of Buyer or Parent contained or referred to in this Agreement or any certificate, schedule, exhibit or other instrument delivered or to be delivered by or on behalf of Parent or Buyer pursuant hereto, or any claim of a third party (regardless of whether the claimant is ultimately successful) which relates to any such warranty or representation and that, if true, would be such a breach or inaccuracy (it being understood and agreed, however, by Parent and Buyer, on the one hand, and FDC, on the other hand, that, notwithstanding the foregoing, all Expenses incurred by them that relate to any such claim of a third party who is ultimately unsuccessful and the majority of which does not relate to any such warranty or representation will be paid by FDC);

        (ii) any breach of any agreement or covenant on the part of Parent or Buyer under this Agreement or any other instrument delivered or to be delivered by or on behalf of Parent or Buyer pursuant hereto;

        (iii) all Tax liabilities for which Parent or Buyer is liable pursuant to SECTION 8.3; or

        (iv) the discontinuation, termination or modification, after the Closing, of any agreement or product of, or product under development by, the Company or any of the Subsidiaries;

PROVIDED, HOWEVER, that Buyer and Parent shall only be required to indemnify and hold harmless under this SECTION 11.2(a) with respect to (a) all Losses and Expenses from any single condition, event or act that is indemnified against under this Agreement so long as the aggregate amount of such Losses and Expenses is in excess of $1,000,000 and (b) all such other Losses and Expenses to the extent that, the aggregate amount of such Losses and Expenses exceeds $1,000,000; PROVIDED, FURTHER, that the aggregate amount required to be paid by Buyer and Parent pursuant to this SECTION 11.2(a) shall not exceed $30,000,000; PROVIDED FURTHER, that Buyer and Parent, jointly and severally, shall be required to indemnify and hold harmless under this SECTION 11.2(a) for all Losses and Expenses, up to the $30,000,000 limit set forth in the second proviso to this SECTION, from a breach of or inaccuracy contained in the provisions of SECTIONS 6.2(a), 13.9; and PROVIDED, FURTHER, that Buyer and Parent, jointly and severally, shall be required to indemnify and hold harmless under this SECTION 11.2(a) for all Losses and Expenses, regardless of amount, from a breach of or inaccuracy contained in the provisions of SECTIONS 6.1 and 8.3.

        (b) For purposes of this ARTICLE only, the definition of the term "Material Adverse Effect on Parent and Buyer" shall include the following sentence when it is used in a warranty, representation, agreement or covenant that is the subject of a claim for indemnification hereunder: For purposes of this definition, (i) an effect or change with respect to any warranty, representation, agreement or covenant that is the subject of a claim for indemnification under this Agreement, is deemed to be material if the Losses and Expenses resulting from such effect or change are equal to $100,000 or more and (ii) all effects and changes with respect to each sentence qualified by Material Adverse Effect shall be added together to determine if the $100,000 threshold is met.

        (c) The indemnification provided for in SECTION 11.2(a) shall terminate on the earlier of (i) the last day of the 27th calendar month beginning and ending after the Closing Date or (ii) the day on which Parent releases to the public its report of earnings for its last fiscal period ending on or before March 31, 1997 (and no claims shall be made by any FDC Group Member under SECTION 11.2(a) thereafter), except that the indemnification by Buyer and Parent shall continue as to any Losses or Expenses of which any FDC Group Member has notified Buyer or Parent in accordance with the applicable requirements of SECTIONS 11.3 and 11.4 on or prior to the date such indemnification would otherwise terminate in accordance with this SECTION 11.2(c), as to which the obligations of Buyer and Parent shall continue until the liability of Buyer and Parent shall have been determined pursuant to this ARTICLE XI, and Buyer and Parent shall have reimbursed all FDC Group Members for the full amount of such Losses and Expenses in accordance with this ARTICLE XI. Notwithstanding the foregoing, the indemnification provided for in SECTION 11.2(a) shall continue (and claims may be made by any FDC Group Member at any time) for Losses and Expenses from a breach of or inaccuracy contained in the provisions of SECTION 8.3. Expenses of the FDC Group Members that are indemnifiable pursuant to SECTION 11.2(a)(ii), (iii) or (iv) shall include, without limitation, Expenses incurred as to any Third-Person Claim in respect thereof even if such claim is ultimately unsuccessful.

        SECTION 11.3. NOTICE OF CLAIMS. (a) Any Buyer Group Member or FDC Group Member (the "INDEMNIFIED PARTY") seeking indemnification hereunder shall give promptly to a party obligated to provide indemnification to such Indemnified Party (the "INDEMNITOR") a written notice (a "CLAIM NOTICE") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference (made in good faith) to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; PROVIDED, HOWEVER, that failure to give such notice or failure to make such reference shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure (it being understood that this proviso does not modify or otherwise affect the time periods specified in SECTIONS 11.1(a) and 11.2(a)); PROVIDED, FURTHER, that the provisions of SECTION 11.4 shall also apply to such a Claim Notice relating to a Third-Person Claim.

        (b) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer); PROVIDED that no party shall be obligated hereby to procure or pay for insurance coverage in anticipation of such claims or pursue any action against an insurer if a claim for insurance is denied.

        (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
ARTICLE XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.

        SECTION 11.4. THIRD-PERSON CLAIMS. (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a "THIRD-PERSON CLAIM"), such Indemnified Party shall give to an Indemnitor a Claim Notice relating to the Third-Person Claim within 15 days after receipt by such Indemnified Party of written notice of the Third-Person Claim; PROVIDED, HOWEVER, that failure to give such notice shall not relieve an Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure (except that the Indemnitor shall not be liable for any Expenses incurred during the period in excess of the initial 15 days in which the Indemnified Party failed to give such notice) (it being understood that the Indemnified Party shall use good faith efforts to notify the Indemnitor promptly upon receipt of any oral or written notice of a Third-Person Claim). Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Person Claim. Notwithstanding the foregoing, should an Indemnified Party be physically served with a complaint with regard to a Third-Person Claim, the Indemnified Party must notify an Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third-Person Claim; PROVIDED, HOWEVER, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent the Indemnitor shall have been prejudiced by such failure.

        (b) (i) In the event of a Third-Person Claim, subject to SUBSECTION 11.4(b)(ii) an Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice (which shall be satisfactory to the Indemnified Party) and to defend any proceeding, claim, or demand which relates to any Loss or Expense indemnified against hereunder if the Indemnitor gives written notice to the Indemnified Party of its intention to defend (a "Notice to Defend") within seven business days following receipt of the Claim Notice. The Notice to Defend must also state that the Indemnitor agrees to fully indemnify the Indemnified Party for the Third-Person Claim to the extent provided for in this ARTICLE XI; PROVIDED, HOWEVER, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent an Indemnitor elects not to defend such proceeding, claim or demand or fails to give a Notice to Defend within such seven business-day period, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor to the extent provided for in this ARTICLE XI, and control the defense of such proceeding. Except as provided in SECTION 11.4(c), neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party, pursuant to such settlement or this ARTICLE XI, to pay money, to perform obligations, to refrain from performing acts or to admit liability without the consent of the other party.

        (ii) In the event of a Third-Person Claim in which the primary remedy sought is an injunction, or other similar equitable relief against the Indemnified Party, that would have a Material Adverse Effect or Material Adverse Effect on Parent and Buyer, or which principally consists of a criminal law claim against the Indemnified Party, the Indemnified Party shall have the rights and obligations of the Indemnitor under SECTION 11.4(b)(i) and the Indemnitor shall have the rights and obligations of the Indemnified Party under SECTION 11.4(b)(i).

        (iii) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by an Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

        (iv) The Indemnified Party shall neither be required to refrain from paying or satisfying any claim which the Indemnitor has not acknowledged in writing its obligations to indemnify the Indemnified Party, provided that the Indemnified Party shall have given notice of such claim to the Indemnitor in accordance with SECTIONS 11.3 and 11.4, or which has matured by court judgment or decree, unless appeal is taken thereafter and proper appeal bond posted by the Indemnitor, nor shall the Indemnified Party be required to refrain from paying or satisfying any Third-Person Claim after and to the extent that such Third-Person Claim has resulted in an unstayed permanent injunction or other similar equitable relief against the Indemnified Party (unless such claim shall have been discharged or enforcement thereof stayed by the filing of a legally permitted bond by the Indemnitor or otherwise, at its sole expense).

        (c) (i) Except as provided in SECTION 11.4(b)(iv), in the event that an Indemnitor, on the one hand, or the Indemnified Party, on the other hand, has reached a good faith, bona fide settlement agreement or compromise that involves only monetary payment, subject only to approval hereunder, with any claimant regarding a matter which may be the subject of indemnification hereunder and desires to settle on the basis of such agreement or compromise that involves only monetary payment, such party who desires to so settle or compromise shall notify the other party in writing of its desire setting forth the terms of such settlement or compromise (the "NOTICE OF SETTLEMENT").

        (ii) The Third-Person Claim may be settled or compromised on the basis set forth in the Notice of Settlement unless within 20 days of the receipt of the Notice of Settlement the party who issued the Notice of Settlement receives a notice from the other party of its desire to continue to contest the matter (the "NOTICE TO CONTEST") and, in such case:

        (A) Should the Indemnified Party deliver a Notice to Contest, the claim shall be so contested and the monetary liability of the Indemnitor shall be limited as provided in subsection (C) below.

        (B) If the settlement or compromise could result in a claim for indemnification being made against the Indemnitor and if the Indemnitor delivers the Notice to Contest, the claim shall be so contested and the monetary liability of the Indemnified Party shall be limited as provided in subsection (C) below.

        (C) If a matter is contested as provided in subsections (A) or (B) above and is later adjudicated, settled, compromised or otherwise disposed of and such adjudication, compromise, settlement or disposition results in a liability, loss, damage or injury in excess of the amount for which one party desired previously to settle the matter as set forth in the Notice of Settlement, then the liability of such party shall be limited to such lesser proposed settlement amount and the party contesting the matter shall be solely responsible for the amount in excess of such lesser proposed settlement amount and without regard to any minimum or maximum restriction on liability described in this Agreement.

        (iii) For an Indemnitor's Notice to Contest to be effective, it must also state that the Indemnitor acknowledges and agrees that it shall be obligated to indemnify the Indemnified Party for any amount in excess of the lesser proposed settlement amount as described in subsection (ii)(C) above. Except for such obligation for the excess of the lesser proposed settlement amount acknowledged in a Notice to Contest, the giving of or failure to give a Notice to Contest by any party shall not be construed or implied as an acknowledgment by such party of an obligation for indemnification under this
ARTICLE XI.

        (d) To the extent of any inconsistency between this SECTION 11.4 and
SECTION 8.3(d), the provisions of SECTION 8.3(d) shall control.

        SECTION 11.5. LIMITATIONS. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this ARTICLE XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

        (b) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief, if the Closing occurs, this ARTICLE XI shall be the exclusive remedy for breach of this Agreement (including any covenant, obligation, representation or warranty continued in this Agreement or any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares.


                                ARTICLE XII

                                TERMINATION

        SECTION 12.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

        (a) by the mutual consent of Buyer and FDC;

        (b) by Buyer or FDC if the Closing shall not have occurred on or before July 1, 1995 (or such later date as may be agreed in writing to by Buyer and FDC);

        (c) by Buyer in the event of (i) any material inaccuracy of any of FDC's or the Company's representations contained herein or (ii) any material breach by FDC or the Company of any of their respective agreements or warranties contained herein and the failure of FDC or the Company to cure such breach on or before the earlier of the outside date for Closing pursuant to SECTION 12.1(b) or the 30th day after receipt of notice from Buyer requesting such breach to be cured;

        (d) by FDC in the event of (i) any material inaccuracy of any of Buyer's or Parent's representations contained herein or (ii) any material breach by Buyer or Parent of any of their respective agreements or warranties contained herein and the failure of Buyer or Parent to cure such breach on or before the earlier of the outside date for Closing pursuant to SECTION 12.1(b) or the 30th day after receipt of notice from FDC requesting such breach to be cured;

        (e) by Buyer pursuant to the penultimate proviso to SECTION 3.1; or

        (f) by Buyer or FDC if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

        SECTION 12.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to SECTION 12.1 shall give written notice of such termination to the other party to this Agreement.

        SECTION 12.3. EFFECT OF TERMINATION. In the event that FDC exercises its right to terminate this Agreement in accordance with and pursuant solely to paragraph (d) of SECTION 12.1 (PROVIDED that Buyer is not then eligible to exercise its right to terminate this Agreement pursuant solely to paragraph
(c) or (f) of SECTION 12.1), FDC shall be entitled to receive from Parent, and Parent shall pay, a fee in cash equal to $5,000,000 as liquidated damages, and not as a penalty, the parties agreeing that the damages to FDC resulting from such a breach of Buyer or Parent are not capable of being estimated with accuracy and that such amount is a reasonable estimate of the probable loss to FDC. In the event of such a termination by FDC, neither Buyer or Parent shall have any other legal or equitable obligation to FDC, FDC Health or the Company, in the nature of damages or otherwise; PROVIDED, HOWEVER, that the foregoing shall not limit any remedies that FDC may have under the Confidentiality Agreement. In the event that this Agreement shall be terminated pursuant to any other paragraph of SECTION 12.1, nothing herein shall relieve any party from any liability for its breach other than as provided in this SECTION 12.3.


                                ARTICLE XIII

                             GENERAL PROVISIONS

        SECTION 13.1. CONFIDENTIAL NATURE OF INFORMATION. Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentially Agreement.

        SECTION 13.2. NO PUBLIC ANNOUNCEMENT. Neither Buyer nor FDC shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; PROVIDED, HOWEVER, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and SEC disclosure obligations or the rules of any stock exchange.

        SECTION 13.3. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

        If to Buyer or Parent, to:

        301 Perimeter Center North
        Atlanta, Georgia 30346
        Attention: James A. Gilbert, Vice President
                    and General Counsel

        with a copy to:

        Jones, Day, Reavis & Pogue
        3500 One Peachtree Center
        303 Peachtree Street, N.E.
        Atlanta, Georgia 30308-3242
        Attention: Robert W. Smith, Esq.

        If to FDC or the Company, to or in care of:

        First Data Corporation
        401 Hackensack Avenue
        Hackensack, New Jersey 07601
        Attention: Robert J. Levenson, Executive Vice President

        with copies to:

        First Data Corporation
        2121 North 117th Avenue
        Omaha, Nebraska  68164
        Attention: David P. Bailis, General Counsel

        and

        Sidley & Austin
        One First National Plaza
        Chicago, Illinois 60603
        Attention: Frederick C. Lowinger

or to such other address as such party may indicate by a notice delivered to the other party hereto.

        SECTION 13.4. SUCCESSORS AND ASSIGNS. (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the written consent of the other party, except that Buyer may assign its rights, but not its obligations hereunder, to one or more wholly-owned direct or indirect subsidiaries of Parent.

        (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this SECTION 13.4 any right, remedy or claim under or by reason of this Agreement.

        SECTION 13.5. ACCESS TO RECORDS AFTER CLOSING. (a) For a period of six years after the Closing Date, FDC and its representatives shall have reasonable access to all of the books and records of the Company and the Subsidiaries to the extent that such access may reasonably be required by FDC in connection with matters relating to or affected by the operations of the Company and the Subsidiaries prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. FDC shall be solely responsible for any costs or expenses incurred by it pursuant to this SECTION 13.5(a). If Buyer, the Company or the Subsidiaries shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give FDC a reasonable opportunity, at FDC's expense, to segregate and remove such books and records as FDC may select.

        (b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which FDC or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by FDC and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this SECTION 13.5(b). If FDC or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, FDC shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

        SECTION 13.6. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Exhibits and SCHEDULES referred to herein and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

        SECTION 13.7. INTERPRETATION. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The SCHEDULES and Exhibits referred to herein shall be construed with and as an integral part of this

Agreement to the same extent as if they were set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. FDC may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of SECTION 9.1. If, however, the Closing occurs, then, except as provided in the first paragraph of ARTICLE IX and the first paragraph of
ARTICLE X, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant which would have existed if FDC had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this SECTION 13.7 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

        SECTION 13.8. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

        SECTION 13.9. EXPENSES. Except as provided in the Registration Rights Agreement, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants.

        SECTION 13.10. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

        SECTION 13.11. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of FDC, the Company, Buyer and Parent.

        SECTION 13.12. FURTHER ASSURANCES. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Shares to Buyer in accordance with the terms of this Agreement.

        SECTION 13.13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

        SECTION 13.14. DISCLAIMER OF WARRANTIES. FDC makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Parent or Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY FDC PURSUANT TO SECTION 4.4, FDC IS SELLING THE SHARES (AND THE BUSINESS AND ASSETS OF THE COMPANY REPRESENTED THEREBY) ON AN "AS IS, WHERE IS" BASIS AND DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. FDC MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR

ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Parent and Buyer acknowledge that neither FDC nor any of its representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by FDC or its representatives to Parent or Buyer or any other information which is not included in this Agreement or the Schedules hereto, and neither FDC nor any of its representatives nor any other Person will have or be subject to any liability to Parent, any Affiliate of Parent or any other Person resulting from the distribution of any such information to, or use of any such information by, Parent, any Affiliate of Parent or any of their agents, consultants, accountants, counsel or other representatives.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            "BUYER":

                                            HBO & COMPANY OF GEORGIA



                                            By:   /s/ Charles W. McCall
                                                ------------------------------
                                              Name:    Charles W. McCall
                                              Title:   President and CEO


                                            "PARENT":

                                            HBO & COMPANY



                                            By:   /s/ Charles W. McCall
                                                ------------------------------
                                              Name:    Charles W. McCall
                                              Title:   President and CEO


                                            "FDC":

                                            FIRST DATA CORPORATION



                                            By:   /s/ Henry C. Duques
                                                ------------------------------
                                              Name:    Henry C. Duques
                                              Title:   Chief Executive Officer

                                            "FDC HEALTH":

                                            FDC HEALTH INC.

                                            By:   /s/ David P. Bailis
                                                ------------------------------
                                              Name:    David P. Bailis
                                              Title:   Secretary

                                            "COMPANY":

                                            FIRST DATA HEALTH SYSTEMS
                                            CORPORATION


                                            By:   /s/ David P. Bailis
                                                ------------------------------
                                              Name:    David P. Bailis
                                              Title:   Secretary

                        LIST OF EXHIBITS AND SCHEDULES
                        TO THE STOCK PURCHASE AGREEMENT
                       DATED AS OF MAY 16, 1995 AMONG FDC,
                    FDC HEALTH, THE COMPANY, PARENT AND BUYER

EXHIBITS

1                Form of Registration Rights Agreement

2                Form of Human Resources Agreement

3                Form of Transition Services Agreement

4                Form of Shareholder Agreement

5                Form of Trademark License Agreement

6                Form of Promissory Note

SCHEDULES

5.3              Subsidiaries and Investments

5.4              Authority; Conflicts

5.5              Financial Statements

5.6              Operations of the Company Since Financial Statement Date

5.7              Undisclosed Liabilities of the Company and the Subsidiaries

5.8(a)           Tax Returns of the Company and the Subsidiaries

5.8(b)           Matters Relating to the FDC Tax Group

5.9              Employee Benefits

5.10(a)          Leased Real Property

5.10(b)          Owned Personal Property

5.10(c)          Leased Personal Property

5.10(d)          Inventories Not Usable and Accounts Receivables Not Arising
                       in the Ordinary Course of the Business
5.10(e)          Other Agreements Relating to Assets or Property

5.11(a)          List of Owned Intellectual Property

5.11(b)          Exceptions to Entire Ownership of Right, Title and Interest
                       in Intellectual Property

5.11(c)          Exceptions to Enforceability of Intellectual Property Rights

5.11(d)          Infringement of Intellectual Property

5.11(e)          List of Software Owned by the Company or Subsidiaries

5.11(f)(1)       Summary of Software Licensed by the Company or Subsidiaries

5.11(f)(2)       List of Sublicensed Software

5.11(g)          Software Licenses or Leases Granted by the Company or any
                       Subsidiaries

5.11(h)(i)       Summary Description of Third Party Software Marketing
                       Agreements Granted to the Company or Subsidiaries

5.11(h)(ii)      Third Party Marketing Rights Granted by the Company or
                       Subsidiaries

5.11(i)          Absence of Certain Action Regarding Company Software

5.12             Compliance with Laws and Licensing

5.13             Litigation or Claims Against the Company

5.14             List of Contracts, Agreements and Instruments Generally

5.15             Customer Contract Exceptions

5.16             Disruption of Customer Relationships

5.17             Environmental Matters

5.18(i)          Insurance Policies Held by FDC, the Company and Subsidiaries

5.18(ii)         Insurance Policies Owned by Company and Subsidiaries

5.19(a)          List of Employees and Independent Contractors

5.19(b)          Labor Disputes

5.19(c)          Compliance with Employment Laws

5.19(d)          Loans and Advances to Employees

5.20             Related Party Transactions

5.21             Brokers Acting on Behalf of FDC, FDC Health or the Company

6.5              Operations of Buyer Since March 31, 1995

6.6              Undisclosed Liabilities of Parent

6.7              Compliance with Laws and Litigation and Regulatory Action
                       Involving Parent

6.8              Brokers Acting on Behalf of Parent or Buyer

8.2              List of Trademarks, Tradenames and Service Marks of the
                       Company and Subsidiaries

8.4              Assumption of Certain Liabilities by FDC

8.5              Radiology and Pharmacy Software Customers

9.5              Necessary Consents (FDC and the Company)

10.5             Necessary Consents (Parent and Buyer)

Pursuant to Item 601 of Regulation S-K, the Registrant has excluded from
Exhibit 2 to its Form 8-K dated June 22, 1995, the Exhibits and Schedules listed above and the Registrant agrees to furnish copies of such Exhibits and Schedules to the Commission upon request.

June 17, 1995

HBO & Company
HBO & Company of Georgia
301 Perimeter Center North
Atlanta, Georgia  30346


Ladies and Gentlemen:

        Reference is made to the Stock Purchase Agreement (the "AGREEMENT"), dated as of May 16, 1995, among First Data Corporation, a Delaware corporation ("FDC"); FDC Health Inc., a Nebraska corporation and a wholly owned subsidiary of FDC ("FDC HEALTH"); First Data Health Systems Corporation, a Delaware corporation and wholly owned subsidiary of FDC Health (the "COMPANY"); HBO & Company, a Delaware corporation ("PARENT"); and HBO & Company of Georgia, a Delaware corporation and wholly owned subsidiary of Parent (the "BUYER")

        FDC, FDC Health, the Company, Parent and Buyer desire to amend the Agreement as follows:

        Section 8.5 of the Agreement is hereby amended by deleting such
Section in its entirety and substituting therefor the following:

        SECTION 8.5. RADIOLOGY, SCHEDULING, MEDICAL RECORDS AND PHARMACY SOFTWARE PRODUCTS. With respect to customers of the Business described on
    SCHEDULE 8.5 who are parties to contracts, agreements, offers or options with the Company as of the Closing Date that provide for delivery of Pharmacy, Scheduling, Medical Records and Radiology Software Products upon the satisfaction of certain terms (the "PHARMACY, SCHEDULING, MEDICAL RECORDS AND RADIOLOGY SOFTWARE CONTRACTS"), from the Closing Date to the expiration of FDC's indemnification obligations to the Buyer Group Members under SECTION 11.1(a)(iv), Buyer will, and will cause the Company to, offer, on terms substantially similar to those contained in the Pharmacy, Scheduling, Medical Records and Radiology Software Contracts, the then-current comparable software products of Buyer for pharmacy, scheduling, medical records and radiology. No Buyer Group Member shall be indemnified under this Agreement for Buyer's, the Company's or any of their Affiliates' costs of providing, installing or otherwise implementing, substituting, replacing or providing alternative software, goods or services of Buyer, the Company or any of their Affiliates to customers of the Business in fulfillment of Buyer's obligations pursuant to this SECTION 8.5.

        Section 9.8 of the Agreement is hereby amended by deleting such
Section in its entirety and substituting therefor the following:

        SECTION 9.8. COMPANY CASH ACCOUNT. The cash reserves of the Company and the Subsidiaries shall, in the aggregate, be at least $2,000,000 plus an amount equal to the accrued payroll obligations of the foreign Subsidiaries on the Closing Date. For purposes of this SECTION 9.8, "accrued payroll obligations" shall also include unpaid bonus compensation for pre-Closing periods as described in Section 3.2 of the Human Resources Agreement; unpaid commissions earned before the Closing Date as described in Section 3.4 of the Human Resources Agreement; and unpaid amounts payable in respect of vacation accrued for 1994 and prior years as described in Section 5.1 of the Human Resources Agreement.

        Set forth as Annex A hereto are materials that, pursuant to Section
13.7 of the Agreement, the parties hereby agree constitute amendments and supplements to the SCHEDULES to the Agreement.

        Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms. Each reference in the Agreement to "this Agreement" shall mean the Agreement as amended by this letter agreement, and as hereafter amended or restated.

        This letter agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of FDC, FDC Health, the Company, Parent and Buyer.

        This letter agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. In the event of any conflict between the provisions of this letter agreement and the provisions of the Agreement, the provisions of this letter agreement shall control.

        If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among FDC, FDC Health, the Company, Parent and Buyer.


                                              Very truly yours,

                                              FIRST DATA CORPORATION



                                              By: ____________________________
                                                  Name:
                                                  Title:


                                              FDC HEALTH INC.


                                              By: ____________________________
                                                  Name:
                                                  Title:


                                              FIRST DATA HEALTH
                                              SYSTEMS CORPORATION


                                              By: ____________________________
                                                  Name:
                                                  Title:

The foregoing agreement is hereby confirmed and accepted as of the date of this letter.


HBO & COMPANY



By: ______________________________
    Name:
    Title:



HBO & COMPANY OF GEORGIA



By: ______________________________
    Name:
    Title:


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